AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998

                                                REGISTRATION NO. 333-42373
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             INNOTRAC CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         GEORGIA                    7389                  58-1592285
     (State or other         (Primary Standard         (I.R.S. Employer
     jurisdiction of             Industrial         Identification Number)
     incorporation or       Classification Code
      organization)               Number)
                                 1828 MECA WAY
                            NORCROSS, GEORGIA 30093
                                (770) 717-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               SCOTT D. DORFMAN
                            CHIEF EXECUTIVE OFFICER
                                 1828 MECA WAY
                            NORCROSS, GEORGIA 30093
                                (770) 717-2000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ---------------

                                  COPIES TO:

        DAVID A. STOCKTON, ESQ.                GLENN W. STURM, ESQ.
        KILPATRICK STOCKTON LLP        NELSON MULLINS RILEY & SCARBOROUGH,
  1100 PEACHTREE STREET, N.E., SUITE                  L.L.P.
                 2800                   999 PEACHTREE STREET, N.E., SUITE
        ATLANTA, GEORGIA 30309                         1400
            (404) 815-6500                    ATLANTA, GEORGIA 30309
         (404) 815-6555 (FAX)                     (404) 817-6000
                                               (404) 817-6050 (FAX)

                                ---------------

  Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

  If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1998

PROSPECTUS

                                2,500,000 SHARES

                                     [LOGO]

                              INNOTRAC CORPORATION

                                  COMMON STOCK

  All of the shares of common stock (the "Common Stock") offered hereby are being sold by Innotrac Corporation (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price of the Common Stock will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market ("Nasdaq National Market") under the symbol "INOC."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
   TRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share....................................    $          $            $
--------------------------------------------------------------------------------
Total(3).....................................   $          $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $750,000.

(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the
    Underwriters, the total Price to Public will be $   , the total
    Underwriting Discount will be $    and the total Proceeds to Company will
    be $   . See "Underwriting."

                                  -----------

  The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part, and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock will be
available for delivery on or about      , 1998.

                                  -----------

J.C.Bradford&Co.
                                                          Wheat First Union

                                       , 1998

GATE
----

TITLE:     Marketing Support Services


GRAPHIC:   Fibre optic cable bundle

SUPPORTING
TEXT:      ADVANCED TECHNOLOGY
           Investments in advanced technology, including sophisticated computer integration, telephone systems and software, deliver fast, easy access to service and information.


GRAPHIC:   Account services team meeting

SUPPORTING
TEXT:      MARKETING AND MANAGEMENT SUPPORT SERVICES
           Account services team operates as an extension of the client's internal marketing department.


GRAPHIC:   Customer service representative talking on telephone

SUPPORTING
TEXT:      ORDER PROCESSING AND CUSTOMER SERVICE
           Representatives are trained to understand each client's products, services and technology. From the moment they answer the phone with the client's greeting, they operate as a seamless extension of the client company.


GRAPHIC:   View of the company's call center

SUPPORTING
TEXT:      TELESERVICES
           Advanced technology, combined with personal service in multiple languages, means that making inquiries, placing orders, or getting technical support is both efficient and professional for our client's customers.


GRAPHIC:   View of company's warehouse

SUPPORTING
TEXT:      INVENTORY MANAGEMENT SERVICES
           Automated inventory management tracks client materials to assure accurate stock counts and provide the client with detailed management information.


GRAPHIC:   Example of products distributed by the company

SUPPORTING
TEXT:      PRODUCT PARTNERSHIPS
           Innotrac works in partnership with clients by purchasing inventory and products that support its clients' services and programs.


GRAPHIC:   View of company's shipping department

SUPPORTING
TEXT:      DISTRIBUTION AND FULFILLMENT
           Dedicated account teams assure that each client's orders are entered, picked, packed and shipped efficiently and accurately.

            [COLOR PICTURES AND CAPTIONS TO BE PROVIDED BY COMPANY]

                         [inside front cover graphics]

GRAPHIC:    The Company's name with stylized design.

            In the last decade, quality customer relationships have become an important determinant of long-term success.

SUPPORTING
TEXT:       At Innotrac, the future looks bright.






  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT, STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prior to the Offering, the business of Innotrac was conducted through the Company and eight affiliated companies (the "Affiliated Companies") as an integrated business unit. Simultaneously with, and as a condition to, the Offering, each of the Affiliated Companies will be either merged or consolidated with the Company (the "Consolidation"). See "The Consolidation." All share numbers in this Prospectus reflect a 70.58823-for-one stock split effected on December 12, 1997. Unless the context otherwise requires, all references herein to the "Company" or "Innotrac" shall mean Innotrac Corporation and the Affiliated Companies taken as a whole, and assume that the Consolidation has been consummated. Unless otherwise indicated, the information in this Prospectus does not give effect to the Underwriters' over-allotment option.

                                  THE COMPANY

  Innotrac is a full-service provider of customized, technology-based marketing support services primarily to large corporations. The Company's marketing support services include product and literature distribution, computerized inventory and database management and customer-initiated ("inbound") teleservices. With the goal of providing turnkey marketing support solutions, Innotrac works with its clients on a consultative basis to create customized programs through which it can most efficiently match its service offerings with its clients' needs. Innotrac's flexible marketing support solutions range from small, specialty projects to larger integrated fulfillment, teleservicing and database tracking programs. The Company has a broad range of clients including BellSouth Telecommunications, Inc. ("BellSouth"), Home Depot U.S.A., Inc. ("Home Depot"), National Automotive Parts Association ("NAPA"), Pacific Bell ("Pacific Bell"), Siemens Energy & Automation Inc. ("Siemens E&A"), Turner Broadcasting System, Inc. and US West Communications Services, Inc. ("US West").

  Since its formation in 1984, the Company has expanded its business and facilities to offer distribution and management services and inbound teleservices in response to the needs of clients in a variety of industries and to capitalize on market opportunities. In 1987, the Company began providing marketing support services to BellSouth. In 1991, these services were expanded to include fulfillment services related to Caller ID telecommunications equipment. This program provides for Innotrac to (i) sell or rent to BellSouth customers Caller ID hardware, phone sets and other equipment (branded with BellSouth's logo), (ii) ship ("fulfill") customers' orders, (iii) track inventory levels and sales and marketing data regarding such items and (iv) maintain teleservicing operations to handle customer service and technical support for Caller ID units and other products. In conjunction with this program, in 1993 Innotrac pioneered a billing option (the "billing options program") to allow customers to pay for the equipment through their phone bills, on an interest free installment basis. The addition of the billing options program was well received in the marketplace, and, as a result, the fulfillment services for BellSouth have been the primary force behind the Company's rapid sales growth. Innotrac has continued to capitalize on its fulfillment expertise in the telecommunications sector, as evidenced by its additional contractual arrangements with Pacific Bell and US West.

  The Company has positioned itself to capitalize on the trend towards outsourcing of marketing support services. The revenues generated from its telecommunications marketing support programs have enabled the Company to develop the infrastructure necessary to offer additional and more advanced services to its customers. The Company believes it will achieve future growth by targeting large companies in a variety of industries with numerous and/or geographically diverse subsidiary or affiliate operations, extensive marketing needs or complex point-of-distribution requirements.

  Companies are increasingly focusing on their primary businesses and turning to outside service companies to perform marketing support functions. By outsourcing these functions, companies seek to (i) replace fixed warehouse, information technology and labor costs with variable costs, (ii) improve their reaction to business cycles, (iii) improve customer service and technical support, (iv) manage capacity to meet fluctuations in demand for products and customer service, (v) create economies of scale by sharing the costs of advanced telecommunications and fulfillment systems, and (vi) reduce working capital needs. As the trend toward outsourcing continues, the Company believes that businesses will increasingly seek to reduce the number of vendors they utilize and may prefer single-source providers of integrated, customized marketing support services. The Company believes that its "one-stop" approach, combined with its use of advanced technology, provides a competitive advantage in attracting and retaining clients on a long-term basis.

BUSINESS STRATEGY

  The Company's strategy is to take advantage of market trends towards outsourcing by leveraging its core expertise, reputation for quality and timely service and strong client relationships. The following are the key elements of this strategy:

  LEVERAGE TELECOMMUNICATIONS INDUSTRY PLATFORM. The Company intends to expand its customer base in the telecommunications industry by leveraging the expertise it has developed and the results it has achieved through long-standing relationships with several clients in the industry. The Company is also seeking to expand the level of marketing support services provided to existing telecommunications clients by cross-selling its other services to such clients.

  BROADEN CUSTOMER BASE BY DEVELOPING SALES INFRASTRUCTURE. The Company has experienced rapid revenue growth since 1993 without a significant sales infrastructure. The Company intends to use a portion of the net proceeds of the Offering to develop a national sales force for its services, to form relationships with independent sales agencies and to develop sales and marketing materials to highlight the wide array of services offered by the Company. By developing this infrastructure, the Company intends to broaden its customer base and diversify its sources of revenues.

  CONTINUE INVESTMENT IN TECHNOLOGY. The Company has historically maintained a commitment to the use of advanced technology and intends to continue to upgrade and enhance its computer hardware and software applications to enable it to continue to provide flexible and powerful services to its clients. The Company believes that the use of advanced technology provides a competitive advantage and results in greater capacity and reduced labor costs. The Company also believes that continued technological advances, particularly those utilizing the Internet, will provide new opportunities for the Company to tailor its services to meet each client's needs. The Company intends to address the labor-intensive nature of fulfillment services by developing more efficient automated systems that distribute literature via electronic media directly to the customer. The Company also plans to expand its Internet-related capabilities for (i) automated inventory management, (ii) access to order and database information and (iii) virtual warehousing of literature so that such materials no longer need to be maintained in physical form in the Company's warehouses.

  EMPHASIZE CONSULTATIVE RELATIONSHIPS. The Company seeks to craft tailored, value-added solutions that achieve each client's intended marketing results. The Company devotes considerable resources to assessing and understanding a client's industry, products, services, processes and culture, then works with the client to design programs to reduce the costs and investment required to deliver the client's marketing support programs. The Company believes that this consultative partnership approach encourages long-term client relationships, as evidenced by the fact that the Company has serviced its 10 largest clients for an average of six years and its five oldest clients for an average of 11 years. The Company believes that this approach also creates substantial opportunities to expand relationships with existing clients by cross-selling the full range of its services.

  SELECTIVELY PURSUE COMPLEMENTARY ACQUISITIONS. The Company may take advantage of the fragmented nature of the marketing support services industry by selectively acquiring complementary companies that extend its presence into new geographic markets or industries, expand its client base, add new product or service applications or provide substantial operating synergies. The Company believes that there are a variety of such potential acquisition opportunities.

                                  THE OFFERING

Common Stock offered by the
Company.....................    2,500,000 shares

Common Stock to be
outstanding after the
Offering....................    9,000,000 shares(1)

Use of Proceeds.............    To pay certain distributions in connection with
                                the Consolidation, repay certain indebtedness of the Company, including indebtedness to a shareholder, and for general corporate purposes, including for working capital and potential acquisitions. See "Use of Proceeds" and "Certain Transactions."

Proposed Nasdaq National
Market symbol...............    INOC
--------
(1) Excludes 383,000 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's Stock Option and Incentive Award Plan (the "Stock Option Plan"). See "Management."

                                  RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider carefully a number of factors that could affect the Company's business, results of operations and financial condition. See "Risk Factors" beginning on page 8 for a discussion of such factors.

                                ----------------

  The Company was incorporated in Georgia on August 19, 1984 under the name Video Catalog Operations, Inc. On September 5, 1985, the name was changed to Innotrac Corporation. The Company's principal executive offices are located at 1828 Meca Way, Norcross, Georgia, where its telephone number is (770) 717-2000.

                             SUMMARY FINANCIAL DATA

  The summary historical and pro forma financial data set forth below should be read in conjunction with "The Consolidation," "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and the other financial data contained elsewhere in this Prospectus. The pro forma statement of operations data for the year ended December 31, 1997 and the pro forma balance sheet data at December 31, 1997 give effect to the Consolidation and the Offering as well as the use of the net proceeds of the Offering, as if the transactions had occurred at January 1, 1997 (for the statement of operations) and December 31, 1997 (for the balance sheet). The pro forma financial information does not purport to represent what the Company's consolidated results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or consolidated results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

                                YEARS ENDED DECEMBER 31,
                         ------------------------------------------
                                                                     PRO FORMA
                                                                    CONSOLIDATED
                                                                    AS ADJUSTED
                          1993    1994     1995     1996     1997     1997(1)
                         ------  -------  -------  -------  ------- ------------
                                (IN THOUSANDS EXCEPT PER SHARE DATA)
                                ------------------------------------
Revenues, net........... $5,586  $17,380  $44,886  $71,297  $87,978   $87,978
Cost of revenues........  3,495   11,274   30,658   55,520   67,986    67,986
                         ------  -------  -------  -------  -------   -------
Gross profit............  2,091    6,106   14,228   15,777   19,992    19,992
                         ------  -------  -------  -------  -------   -------
Operating expenses:
 Selling, general and
  administrative
  expenses..............  1,538    2,289    6,510   10,391   12,572    12,572
 Depreciation and
  amortization..........    157      214      293      429      631       631
                         ------  -------  -------  -------  -------   -------
 Total operating
  expenses..............  1,695    2,503    6,803   10,820   13,203    13,203
                         ------  -------  -------  -------  -------   -------
Operating income........    396    3,603    7,425    4,957    6,789     6,789
                         ------  -------  -------  -------  -------   -------
Other (income) expense:
 Interest expense.......    123      622    1,090    1,456    1,788        46
 Other..................     (6)      67      (73)      94      118       118
                         ------  -------  -------  -------  -------   -------
 Total other expense....    117      689    1,017    1,550    1,906       164
                         ------  -------  -------  -------  -------   -------
Income before income
 taxes..................    279    2,914    6,408    3,407    4,883     6,625
Income tax benefit
 (provision)............    (30)    (356)    (793)    (211)      77    (2,717)
                         ------  -------  -------  -------  -------   -------
Net income.............. $  249  $ 2,558  $ 5,615  $ 3,196  $ 4,960   $ 3,908
                         ======  =======  =======  =======  =======   =======
Weighted average
 shares.................                                                9,103(2)
Net income per share....                                              $  0.43(3)
                                                                      =======

                                    AS OF DECEMBER 31,
                         -------------------------------------------   PRO FORMA
                                                             1997     CONSOLIDATED
                          1993   1994    1995     1996    HISTORICAL AS ADJUSTED(4)
                         ------ ------- -------  -------  ---------- --------------
Working capital......... $  132 $ 1,237 $  (616) $(1,042)  $ 1,521      $26,639
Property and equipment,
 net....................  1,465   5,059   9,099   10,939     7,609        7,609
Total assets............  3,457  13,548  30,414   49,037    32,496       45,342
Long term obligations...    708   4,278   4,729    4,779     3,944          343
Shareholders'
 equity(5)..............    409   1,624   3,195    4,540     4,827       30,938

--------
(1) Pro forma adjustments include (i) the elimination of interest expense related to the line of credit, the term loan and subordinated debt borrowings assumed to be repaid with the proceeds of the Offering, (ii) an income tax provision to reflect the pro forma tax effects as if the Company were taxed as a C corporation and (iii) the tax effect of the interest expense adjustment.
(2) Adjusted to reflect the Consolidation, the Offering (assuming the shares were outstanding for the entire period) and the exercise of all options outstanding under the Stock Option Plan (using the "treasury stock" method and assuming the shares were outstanding for the entire period).

(3) Excludes the dividend accretion on redeemable capital stock of a subsidiary of approximately $87,000, or $(0.01) per share.
(4) Assumes an increase to working capital equal to the aggregate estimated net proceeds less repayment of borrowings under the line of credit facility, the term loan, the subordinated debt, and the redeemable capital stock of a subsidiary. Reflects the recording of deferred tax assets and liabilities associated with the change in tax status to a C corporation of certain of the entities that are parties to the Consolidation and distribution of $6.4 million of undistributed earnings of certain of the entities that are parties to the Consolidation. See "The Consolidation" and "Use of Proceeds."
(5) Includes capital stock, partners' capital, members' deficit and retained earnings.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

  This Prospectus contains certain forward-looking statements (as such term is defined in the Securities Act of 1933, as amended (the "Securities Act")) concerning the Company's operations, performance and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth below.

RELIANCE ON A SMALL NUMBER OF MAJOR CLIENTS

  As a result of the Company's focus on developing long-term relationships with large corporations, a significant portion of the Company's revenues are derived from a relatively small number of clients. The Company's three largest clients, BellSouth, Pacific Bell and US West, accounted for an aggregate of 90% of the Company's 1996 net revenues and an aggregate of 95% of such revenues for 1997, of which BellSouth accounted for 82% and 85%, respectively. Although the Company has written agreements with all of its telecommunications clients, they generally are terminable upon certain events after the giving of notice and failure to cure and the lapse of 30 to 90 days. In addition, the Company's agreement with BellSouth may be terminated for any reason upon two years' notice. Moreover, the Company's contracts do not assure the Company a specific level of revenues and they generally do not designate the Company as the client's exclusive service provider. Further, the Company does not have written agreements with many clients. There can be no assurance that the Company will be able to retain any of its largest clients, or that the Company will be able to replace such clients with others that generate a comparable amount of revenues or profits. Further, except in the product-based marketing support and fulfillment services it performs for BellSouth and Pacific Bell, the Company does not believe that it is the sole or primary source for most of the services rendered to its clients. The loss of one or more of its largest clients could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--General."

RISKS ASSOCIATED WITH PRODUCT-BASED MARKETING SUPPORT SERVICES

  In connection with certain of its fulfillment services, the Company purchases Caller ID and other telecommunications equipment from third party vendors and, therefore, assumes the risks of inventory obsolescence, damage to leased units, theft and creditworthiness of purchasers. The ability of the Company to receive payment for sales or rentals of such equipment is dependent on the transmittal of correct customer invoices and remittance on a timely basis by BellSouth and Pacific Bell. If the Company is unable to manage these risks, it could have a material adverse effect on the Company's business, results of operations and financial condition. The credit risk assumed by the Company is particularly significant because of the large number of customers, each of which owes a relatively small amount. The Company's allowance for bad debt was approximately $5.7 million at December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--General."

RELIANCE ON TELECOMMUNICATIONS INDUSTRY

  Caller ID is a relatively recent offering by telecommunications companies and there can be no assurance that it will gain or sustain wide acceptance in the marketplace. In addition, the provision of Caller ID services by telecommunications companies is regulated at both the federal and state level. Such regulations may have the effect of delaying the offering or market acceptance of Caller ID service in a market of one of the Company's clients. See "Business--Government Regulation."

  The Company is also dependent on the level of resources (financial and otherwise) expended by its clients to promote Caller ID service. There can be no assurance that the Company's telecommunications clients will sufficiently promote, or continue to promote, Caller ID service in their areas. Furthermore, there can be no assurance that the Company's telecommunications clients will achieve their estimated "market penetration" (the percentage of consumer telephone lines capable of receiving Caller ID services that actually receive such services) goals, upon which the Company, in part, plans its operations. In addition, at some time in the future, peak market penetration for Caller ID service may be achieved by the Company's clients or Caller ID service or equipment may be replaced by a different service or hardware. The occurrence of any of these factors could have a material adverse effect on the Company's business, results of operations and financial condition.

ABILITY TO CONTINUE AND MANAGE GROWTH

  Innotrac has recently experienced significant growth in its operations. The Company's success will depend upon its ability to initiate, develop and maintain existing and new client relationships; respond to competitive developments; develop its sales infrastructure; attract, train, motivate and retain management and other personnel; and maintain the high quality of its services. In addition, the Company recently entered into a long-term lease for a new facility, which will increase lease expenses by approximately $400,000 per year. The Company's continued rapid growth can be expected to place a significant strain on the Company's management, operations, employees and resources. There can be no assurance that the Company will be able to maintain or accelerate its current growth, effectively manage its expanding operations or achieve planned growth on a timely or profitable basis. If the Company is unable to manage its growth effectively, its business, results of operations and financial condition could be materially adversely affected. See "Business."

IMPACT OF TREND TOWARD OUTSOURCING

  The Company believes that outsourcing by businesses of an increasing number of services not directly related to their core competencies has increased significantly in the past several years. There can be no assurance that this trend will continue or not be reversed or that corporations will not decide to bring previously outsourced functions in-house. Particularly during general economic downturns, continued outsourcing of services could result in layoffs of employees, and businesses may bring in-house previously outsourced functions to avoid or delay layoffs of employees. An adverse development with respect to the trend toward outsourcing could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business--Strategy."

DEPENDENCE ON LABOR FORCE

  The Company's success is largely dependent on its ability to recruit, hire, train and retain qualified employees. The Company's industry is very labor-intensive and has experienced high personnel turnover. A significant increase in the Company's employee turnover rate could increase the Company's recruiting and training costs and decrease operating effectiveness and productivity. Also, the addition of significant new clients or the implementation of new large-scale marketing support programs may require the Company to recruit, hire and train qualified personnel at an accelerated rate. Some of the Company's operations, particularly its technical support and customer service, require specially trained personnel. There can be no assurance that the Company will be able to continue to hire, train and retain sufficient qualified personnel to adequately staff new marketing support programs. Because a significant portion of the Company's operating expenses are related to labor costs, an increase in wages, costs of employee benefits or employment taxes could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, the Company's facilities are located in an area with a relatively low unemployment rate, potentially making it more difficult and costly to hire and train qualified personnel. The inability of the Company to recruit, hire, train and retain qualified employees could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

RISKS OF BUSINESS INTERRUPTION; NEW FACILITY

  The Company's operations are dependent upon its ability to protect its distribution facilities, call center, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the third quarter of 1998, the Company expects to move its corporate offices and four distribution facilities into a new facility. In the event the Company experiences a temporary or permanent interruption of its business, through casualty, operating malfunction, as a result of the move or otherwise, the Company's business, results of operations or financial condition could be materially adversely affected. The Company's property and business interruption insurance may not adequately compensate the Company for all losses that it may incur.

RISKS ASSOCIATED WITH RAPIDLY CHANGING TECHNOLOGY; CONVERSION TO NEW SOFTWARE

  The Company's business is highly dependent on its computer and telecommunications equipment and software systems. The Company intends to use a portion of the net proceeds of the Offering to upgrade certain computer hardware and software, and, as a result, will convert certain existing programs to the new system. There can be no assurance that the Company can effectively or efficiently convert its programs to the new system. In addition, the Company's failure to maintain its technological capabilities or to respond effectively to technological changes could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future success also will be highly dependent upon its ability to enhance existing services and develop applications to focus on its clients' needs and introduce new services and products to respond to changing technological developments. There can be no assurance that the Company can select, invest in and develop new and enhanced technology on a timely basis in the future in order to meet clients' needs and to maintain its own competitiveness, and the Company's failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Technology."

COMPETITION

  The markets in which the Company competes are highly competitive. The Company expects competition to persist and intensify in the future. The Company's competitors include the in-house operations of the Company's current and potential clients, small firms offering specific services and large marketing support services firms. A number of competitors have or may develop financial and other resources greater than those of the Company. There can be no assurance that additional competitors with greater name recognition and resources than the Company will not enter the Company's markets. Because the in-house operations of the Company's existing or potential clients are significant competitors of the Company, the Company's performance and growth could be negatively impacted if its existing clients decide to provide, in-house, services that currently are outsourced or if potential clients retain or increase their in-house capabilities. Further, a decision by a large client to consolidate its outsourced services with a company other than Innotrac would have a material adverse effect on the Company. In addition, competitive pressures from current or future competitors could result in significant price erosion, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business-- Competition."

FLUCTUATIONS IN OPERATING RESULTS; FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's operating results have fluctuated in the past and will fluctuate in the future based on many factors. These factors include, among other things, fluctuations in the general economy, increased competition, changes in operating expenses, expenses related to acquisitions and the potential adverse effect of acquisitions. Due to these and any unforeseen factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such an event, the price of the Common Stock would likely be materially adversely affected. In view of the Company's recent significant growth, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

  The Company's operations depend in large part on the abilities and continuing efforts of its executive officers and senior management. In order to support its growth the Company will be required to effectively recruit, develop and retain additional qualified management personnel. There can be no assurance that the

Company will be able to (i) retain the services of its executive officers and key management, with whom the Company has no employment agreements or (ii) recruit, develop and retain additional qualified management personnel. The Company does not maintain key man life insurance on any of its executive officers, although two of the parties to the Consolidation maintain such policies in the aggregate amount of $4.5 million on the life of Scott D. Dorfman, the beneficiaries of which are one of the parties to the Consolidation and the father of Scott D. Dorfman, respectively, the proceeds of which would be used to repay debt owed to them by the Company. After the Consolidation, the Company intends that one of the policies, in the amount of $3.5 million, will be converted to name the Company as beneficiary. The business and prospects of the Company could be materially adversely affected if these persons do not continue in their key roles and the Company is unable to attract and retain qualified replacements. See "Management."

YEAR 2000 COMPLIANCE

  The Company is discussing with its suppliers, clients, financial institutions and others the possibility of any interface difficulties relating to Year 2000 compliance that may affect the Company. To date, no significant concerns have been identified; however, there can be no assurance that there will not be any Year 2000-related operating problems or expenses that will arise with the Company's computer systems and software or in connection with the Company's interface with the computer systems and software of its suppliers, clients, financial institutions and others. Because such third-party systems or software may not be Year 2000 compliant, the Company could be required to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, results of operations and financial condition.

COMPLIANCE WITH GOVERNMENT REGULATION

  Because the Company's current teleservicing business consists primarily of responding to inbound telephone calls, as opposed to outbound calls, it is not highly regulated. However, in connection with the limited amount of outbound telemarketing services that it provides, the Company is required to comply with the Federal Communications Commission's rules under the Federal Telephone Consumer Protection Act of 1991 and the Federal Trade Commission's regulations under the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, both of which govern telephone solicitation. If the Company expands its outbound telemarketing services, such rules and regulations would apply to a larger percentage of the Company's business. Furthermore, there may be additional federal and state legislation, or changes in regulatory implementation, that limit the activity of the Company or its clients in the future or significantly increase the costs of compliance. Additionally, the Company could be responsible for its failure to comply with regulations applicable to its clients. The adoption of unfavorable federal or state legislation or regulations affecting Caller ID service could have a material adverse effect upon the Company's business, financial condition and results of operations. See "--Risks Associated with Product-Based Marketing Support Services" and "Business--Government Regulation."

CONTROL BY MANAGEMENT; USE OF PROCEEDS TO BENEFIT MANAGEMENT

  Following the Offering, Scott D. Dorfman, the Company's Chairman, President and Chief Executive Officer, will beneficially own approximately 68% of the outstanding Common Stock (approximately 66% if the Underwriters' over-allotment option is exercised in full). See "Principal Shareholders." As a result, Mr. Dorfman would control the Company's Board of Directors and, therefore, the business, policies and affairs of the Company. Such voting concentration may also have the effect of discouraging, delaying or preventing a change in control of the Company. A portion of the net proceeds of the Offering will be used to make distributions to Mr. Dorfman, his children and a shareholder of the Company of accumulated earnings of two of the entities that are parties to the Consolidation and an amount to pay taxes on the 1997 and 1998 earnings of certain Affiliated Companies, to repay certain indebtedness to a shareholder of the Company and to repay certain indebtedness which is guaranteed by Mr. Dorfman. See "Use of Proceeds" and "Certain Transactions."

DIFFICULTIES OF COMPLETING AND INTEGRATING ACQUISITIONS

  One component of the Company's strategy is to pursue strategic acquisitions of companies that have services, products, technologies, industry specializations or geographic coverage that extend or complement the

Company's existing business. There can be no assurance that the Company will be able to successfully identify, acquire on favorable terms or integrate such companies. If any acquisition is completed, there can be no assurance that such acquisition will enhance the Company's business, results of operations or financial condition. The Company may in the future face increased competition for acquisition candidates, which may inhibit the Company's ability to consummate suitable acquisitions on terms favorable to the Company. A portion of the Company's capital resources and proceeds of this Offering could be used for acquisitions. The Company may require additional debt or equity financing for future acquisitions, which financing may not be available on terms favorable to the Company, if at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Articles of Incorporation and Bylaws may make a change in control of the Company more difficult to effect, even if a change in control were in the shareholders' interests. Provisions in the Company's Articles of Incorporation allow the Board to determine the terms of preferred stock that may be issued by the Company without approval of the holders of the Common Stock. The ability of the Company to issue preferred stock in such manner could enable the Board to prevent changes in management and control of the Company. The Articles also provide for three classes of directors as nearly equal in size as possible. Each class holds office until the third annual meeting following election except that the initial terms expire in 1998, 1999 and 2000. This provision may have an anti-takeover effect because a third party would be unable to acquire immediate control of the entire Board. In addition, the Company's Board of Directors has adopted a Rights Agreement (as defined herein) pursuant to which holders of Common Stock will be entitled to purchase a fraction of a share of the Company's Series A Participating Cumulative Preferred Stock if a third party acquires beneficial ownership of 15% or more of the Common Stock and will be entitled to purchase the stock of a Principal Party (as defined in the Rights Agreement) at a discount upon the occurrence of certain triggering events. These provisions of the Company's Articles of Incorporation, Bylaws and the Rights Agreement could have the effect of discouraging tender offers or other transactions that would result in shareholders receiving a premium over the market price for the Common Stock. See "Description of Capital Stock."

ABSENCE OF PRIOR PUBLIC MARKET; VOLATILITY OF MARKET PRICE

  Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or continue after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been determined by negotiation between the Company, J.C. Bradford & Co. and Wheat First Securities, Inc. as representatives (the "Representatives") of the several underwriters (the "Underwriters"), and may bear no relationship to the market price for the Common Stock after the Offering. See "Underwriting."

  From time to time after the Offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, changes in earnings estimates by analysts, changes in general conditions in the economy or the financial markets, or other developments affecting the Company or its industry or competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, recently the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Therefore, the Company cannot predict the market price for the Common Stock subsequent to the Offering.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of Common Stock in the Offering will experience an immediate and substantial dilution of $9.49 per share in the net tangible book value of their shares of Common Stock immediately following the Offering. Current shareholders will receive a material increase in the book value of their shares. If the Company issues additional Common Stock in the future, including shares that may be issued in connection with acquisitions, purchasers of Common Stock in the Offering may experience further dilution in net tangible book value per share of the Common Stock. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Common Stock. Upon consummation of the Offering, the Company will have a total of 9,000,000 shares of Common Stock outstanding (9,375,000 if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,500,000 shares offered hereby (2,875,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restrictions under the Securities Act. All of the remaining shares are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act and will be eligible for sale in compliance with Rule 144 volume and other requirements. The number of outstanding shares of Common Stock available for sale in the public market will be limited by lock-up agreements under which the Company, its officers, directors and shareholders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of J.C. Bradford & Co., on behalf of the Underwriters, and applicable restrictions under the Securities Act. The Company intends to register for issuance or resale the 800,000 shares of Common Stock reserved for issuance under the Stock Option Plan on a registration statement on Form S-8. Following the Offering, sales of substantial amounts of Common Stock in the public market, pursuant to Rule 144 or otherwise, or even the potential of such sales, could adversely affect the prevailing market price of the Common Stock or impair the Company's ability to raise additional capital through equity issuances. See "Management--Stock Option Plan," "Shares Eligible for Future Sale" and "Underwriting."

POLICY TO PAY NO DIVIDENDS

  The Company presently intends to retain its earnings to finance its growth and expansion and for general corporate purposes. Consequently, it does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's financing agreements contain limitations on the payment of cash dividends and other distributions of assets. See "Dividend Policy."

                               THE CONSOLIDATION

  Prior to the Offering, the business of the Company, a C corporation for tax purposes, was conducted through the Company and the Affiliated Companies, including three corporations that had elected S corporation tax status, one limited partnership, two limited liability companies and three C corporations. Ninety percent or more of the equity of each of the Affiliated Companies was owned by Scott D. Dorfman, the Chairman, President and Chief Executive Officer of the Company, his family and affiliated entities. The Consolidation will be effected simultaneously with, and as a condition to, the Offering. In conjunction with the Consolidation, the Company performed a valuation of the Affiliated Companies prior to the Offering, which was based on, among other things, historical and projected revenue and net income streams of the various entities that are parties to the Consolidation. As a result of the valuation, the 6,500,000 shares to be outstanding after the Consolidation (without giving effect to the Offering) will be distributed to the owners of the Affiliated Companies based on each Affiliated Company's value relative to the whole as follows, assuming an initial public offering price of $13.00 per share:

     ENTITY                                                             SHARES
     ------                                                             ------
     HomeTel Providers Partners, L.P.................................. 3,538,462
     HomeTel Systems, Inc............................................. 1,200,805
     Innotrac Corporation............................................. 1,080,000
     SellTel #1, Inc..................................................   286,105
     RenTel #1, Inc...................................................   187,448
     SellTel #2, L.L.C................................................   147,985
     RenTel #2, L.L.C.................................................    49,328
     IELC, Inc........................................................     9,867
                                                                       ---------
       Total.......................................................... 6,500,000
                                                                       =========

Such amounts exclude the minority interests of two entities that are parties to the Consolidation. HomeTel Providers Partners, L.P. ("Providers L.P.") is the acquiring entity for accounting purposes and its balance sheet will carry over at historical cost. Since the other entities are wholly-owned by either the majority shareholder of Providers L.P., Scott D. Dorfman, or his wife or children, those entities are considered to be under common control, and the balance sheets of such entities will also carry over at historical cost. In connection with the Consolidation, two of the affiliated entities that are parties to the Consolidation will make certain distributions to their principals, Mr. Dorfman, his children and ITC Service Company ("ITC"), a shareholder of the Company, reflecting a portion of accumulated earnings and an amount equal to the estimated tax payments to be made by such principals with respect to such entities' estimated income for 1997 and 1998. See "Use of Proceeds," "Certain Transactions" and Note 10 of the financial statements.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share are estimated to be approximately $29.5 million (approximately $34.1 million if the Underwriters' over-allotment option is exercised in full) after deduction of the underwriting discount and estimated Offering expenses payable by the Company.

  The Company intends to use approximately $6.4 million of the net proceeds of the Offering to distribute a portion of the earnings of two of the entities that are parties to the Consolidation to the equity holders thereof, including Mr. Dorfman, his children and ITC. In addition, the Company intends to repay indebtedness with certain of the net proceeds of the Offering as follows: (i) approximately $12.0 million to repay indebtedness under its line of credit facility, (ii) approximately $1.0 million to repay a term loan and (iii) $3.5 million to repay indebtedness to ITC. Such indebtedness currently bears interest per annum at rates equal to (i) at the Company's option, LIBOR plus 225 basis points (8.25%) or the lender's prime rate (8.5%), (ii) 8.95% per annum and (iii) the prime rate plus 8.0% (16.5%), respectively, and, if not repaid, will mature in November, July and April 1999, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Approximately $390,000 of such indebtedness under the line of credit will be incurred to fund the redemption of the equity interests of Mr. Dorfman's father in one of the entities that is a party to the Consolidation.

  The remainder of the net proceeds is expected to be used for general corporate purposes, including (i) approximately $1.0 million to develop the Company's sales infrastructure, which entails hiring new sales personnel, forming relationships with independent sales organizations and developing sales and marketing materials, (ii) approximately $1.0 million to upgrade the Company's computer software, (iii) approximately $500,000 to purchase computer hardware for the Company's call center, (iv) approximately $1.5 million for equipment and fixtures for the Company's new distribution facility and corporate headquarters expected to be completed in the third quarter of 1998, and (v) for general working capital needs. The Company may from time to time consider possible acquisitions of related businesses and the use of net proceeds from the Offering to finance such acquisitions. The Company does not have any present agreements or commitments for, and is not presently engaged in active negotiations with respect to, any particular prospects.

  Pending application of the net proceeds as described above, the Company will invest the net proceeds in short-term, interest-bearing investment grade or government securities.

                                DIVIDEND POLICY

  Innotrac has never paid any cash dividends on its Common Stock. The Company currently intends to retain its future earnings, if any, to finance the growth, development, and expansion of the Company's business and, accordingly, does not currently intend to declare or pay any dividends on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend upon the future earnings, results of operations, financial condition and capital requirements of the Company, among other factors. In addition, the Company's revolving credit agreement with a bank prohibits the payment of cash dividends and other distributions of assets in excess of 40% of the Company's net income. See "The Consolidation" for a description of distributions to equity holders, including shareholders of the Company, made by affiliated companies that are parties to the Consolidation.

                                   DILUTION

  At December 31, 1997, the combined net tangible book value of the Company was approximately $4.8 million, or $0.74 per share. After giving effect to the exercise of 95,000 presently exercisable options, the distribution of $6.4 million by two of the entities that are parties to the Consolidation, and the Consolidation, as if they had occurred at December 31, 1997, the pro forma net tangible book value per share before the Offering would have been approximately $2.5 million, or $0.38 per share. Net tangible book value per share represents the amount of the Company's shareholders' equity less intangible assets, divided by the number of shares of Common Stock outstanding, including presently exercisable options. Dilution per share to new investors represents the difference between the price per share of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the presently exercisable options, the distribution of $6.4 million, the Consolidation and the sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and after deducting the underwriting discount and estimated Offering expenses payable by the Company, the pro forma net tangible book value of the Company would have been approximately $31.9 million, or $3.51 per share. This represents an immediate increase in pro forma net tangible book value of $3.13 per share to existing shareholders and an immediate dilution of $9.49 per share to new investors purchasing the shares of Common Stock in the Offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..............         $13.00
   Historical net tangible book value per share.................  $0.74
   Effect of currently exercisable options......................   0.15
   Proposed shareholder distribution per share..................  (0.97)
   Pro forma tax effect of Consolidation........................   0.46
                                                                  -----
   Pro forma net tangible book value per share before the
    Offering....................................................   0.38
   Increase in net tangible book value per share attributable to
    new investors...............................................   3.13
                                                                  -----
   Pro forma net tangible book value after the Offering.........           3.51
                                                                         ------
   Dilution per share to new investors..........................         $ 9.49
                                                                         ======

  The following table sets forth, on a pro forma basis to give effect to the Consolidation as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and the new investors, assuming the sale of 2,500,000 shares of Common Stock at an assumed initial public offering price of $13.00 per share.

                                SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ----------------- -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                --------- ------- ----------- ------- ---------
Existing shareholders(1)....... 6,500,000    72%  $    22,000     0%   $ 0.00
New investors.................. 2,500,000    28    32,500,000   100    $13.00
                                ---------   ---   -----------   ---
  Total........................ 9,000,000   100%  $32,522,000   100%
                                =========   ===   ===========   ===

--------

(1) Does not include 383,000 shares of Common Stock reserved for issuance pursuant to stock options granted under the Company's Stock Option Plan, of which options for 55,000 and 40,000 shares are presently exercisable at $9.10 per share and $13.00 per share, respectively.

                                CAPITALIZATION

  The following table sets forth, as of December 31, 1997, (i) the actual combined capitalization of the Company and (ii) the pro forma consolidated capitalization of the Company giving effect to the Consolidation and to the application of the net proceeds from the Offering at an assumed initial public offering price of $13.00 per share. The data set forth below should be read in conjunction with "The Consolidation," "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and the other financial data included elsewhere in this Prospectus.

                                                           DECEMBER 31, 1997
                                                          ---------------------
                                                                    PRO FORMA
                                                                   CONSOLIDATED
                                                          ACTUAL   AS ADJUSTED
                                                          -------  ------------
                                                             (IN THOUSANDS)
Indebtedness:
  Line-of-credit facility................................ $ 8,545    $   --
  Long term debt(1)......................................   1,141         27
  Subordinated debt......................................   3,500        --
  Redeemable capital stock(2)............................     917        527
                                                          -------    -------
    Total indebtedness...................................  14,103        554
                                                          -------    -------
Shareholders' equity:
  Partners' capital......................................   1,759        --
  Members' deficit.......................................    (490)       --
  Preferred Stock, $0.10 par value, 10,000,000 shares
   authorized; none issued and outstanding...............     --         --
  Common Stock, $0.10 par value; 50,000,000 shares
   authorized, 6,500,000 shares issued and outstanding,
   9,000,000 shares issued and outstanding as
   adjusted(3)...........................................       5        900
  Additional paid-in capital(3)..........................      14     25,646
  Retained earnings......................................   3,539      4,392
                                                          -------    -------
    Total shareholders' equity...........................   4,827     30,938
                                                          -------    -------
      Total capitalization............................... $18,930    $31,492
                                                          =======    =======

--------
(1) Includes current portion of related indebtedness.

(2) Represents redeemable capital stock of a subsidiary to be repurchased in the fourth quarter of 1998. See "Certain Transactions."
(3) Excludes 383,000 shares of Common Stock reserved for issuance pursuant to stock options granted under the Stock Option Plan.

                            SELECTED FINANCIAL DATA

  The following table sets forth selected financial data for the Company. The selected historical statements of operations data for each of the years ended December 31, 1995, 1996 and 1997 and the selected historical balance sheet data for the periods then ended have been derived from the combined financial statements that have been audited by Arthur Andersen LLP, independent public accountants. The pro forma statement of operations data for the year ended December 31, 1997 and the pro forma balance sheet data at December 31, 1997 give effect to the Consolidation and the Offering as well as the use of the net proceeds from the Offering as if the transactions had occurred at January 1, 1997 (for the statement of operations) and December 31, 1997 (for the balance sheet). The pro forma financial information does not purport to represent what the Company's consolidated results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or consolidated results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable. The selected financial data should be read in conjunction with "The Consolidation," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and other financial data included elsewhere in this Prospectus.

                                                                     PRO FORMA
                                YEARS ENDED DECEMBER 31,            CONSOLIDATED
                         ------------------------------------------ AS ADJUSTED
                          1993    1994     1995     1996     1997     1997(1)
                         ------  -------  -------  -------  ------- ------------
                                (IN THOUSANDS EXCEPT PER SHARE DATA)
                                ------------------------------------
Revenues, net........... $5,586  $17,380  $44,886  $71,297  $87,978   $87,978
Cost of revenues........  3,495   11,274   30,658   55,520   67,986    67,986
                         ------  -------  -------  -------  -------   -------
Gross profit............  2,091    6,106   14,228   15,777   19,992    19,992
                         ------  -------  -------  -------  -------   -------
Operating expenses:
 Selling, general and
  administrative
  expenses..............  1,538    2,289    6,510   10,391   12,572    12,572
 Depreciation and
  amortization..........    157      214      293      429      631       631
                         ------  -------  -------  -------  -------   -------
 Total operating
  expenses..............  1,695    2,503    6,803   10,820   13,203    13,203
                         ------  -------  -------  -------  -------   -------
Operating income........    396    3,603    7,425    4,957    6,789     6,789
                         ------  -------  -------  -------  -------   -------
Other (income) expense:
 Interest expense.......    123      622    1,090    1,456    1,788        46
 Other..................     (6)      67      (73)      94      118       118
                         ------  -------  -------  -------  -------   -------
 Total other expense....    117      689    1,017    1,550    1,906       164
                         ------  -------  -------  -------  -------   -------
Income before income
 taxes..................    279    2,914    6,408    3,407    4,883     6,625
Income tax benefit
 (provision)............    (30)    (356)    (793)    (211)      77    (2,717)
                         ------  -------  -------  -------  -------   -------
Net income.............. $  249  $ 2,558  $ 5,615  $ 3,196  $ 4,960   $ 3,908
                         ======  =======  =======  =======  =======   =======
Weighted average
 shares.................                                                9,103(2)
Net income per share....                                              $  0.43(3)
                                                                      =======

                                    AS OF DECEMBER 31,
                         -------------------------------------------   PRO FORMA
                                                             1997     CONSOLIDATED
                          1993   1994    1995     1996    HISTORICAL AS ADJUSTED(4)
                         ------ ------- -------  -------  ---------- --------------
Working capital......... $  132 $ 1,237 $  (616) $(1,042)  $ 1,521      $26,639
Property and equipment,
 net....................  1,465   5,059   9,099   10,939     7,609        7,609
Total assets............  3,457  13,548  30,414   49,037    32,496       45,342
Long-term obligations...    708   4,278   4,729    4,779     3,944          343
Shareholders'
 equity(5)..............    409   1,624   3,195    4,540     4,827       30,938

--------
(1) Pro forma adjustments include (i) the elimination of interest expense on the line of credit, the term loan and subordinated debt borrowings assumed to be repaid with the proceeds of the Offering, (ii) an income tax provision to reflect the pro forma tax effects as if the Company were taxed as a C corporation and (iii) the tax effect of the interest expense adjustment.
(2) Adjusted to reflect the Consolidation, the Offering (assuming the shares were outstanding for the entire period) and the exercise of all options outstanding under the Stock Option Plan (using the "treasury stock" method and assuming the shares were outstanding for the entire period).

(3) Excludes the dividend accretion on redeemable capital stock of a subsidiary of approximately $87,000, or $(0.01) per share.
(4) Assumes an increase to working capital equal to the aggregate estimated net proceeds less repayment of borrowings under the line-of-credit facility, the term loan the subordinated debt and the redeemable capital stock of a subsidiary. Reflects the recording of deferred tax assets and liabilities associated with the change in tax status to a C corporation of certain of the entities as a result of the Consolidation, and distribution of $6.4 million of a portion of undistributed earnings of certain of the entities that are parties to the Consolidation. See "The Consolidation" and "Use of Proceeds."
(5) Includes capital stock, partners' capital, members' deficit and retained earnings.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

  Since its formation in 1984, the Company has expanded its business and facilities to offer distribution and management services, and inbound teleservices in response to the needs of clients in a variety of industries and to capitalize on market opportunities. In 1987, the Company began providing marketing support services to BellSouth. In 1991, the Company initiated a fulfillment program to sell or rent to BellSouth customers Caller ID hardware, phone sets and other equipment, and in 1993, began billing the charges on customers' telephone bills. As part of this program, Innotrac acquires the Caller ID and other telecommunications equipment from third party manufacturers, thereby assuming inventory and credit risk. Upon receipt of an order, the Company ships the product, tracks inventory levels and sales and marketing data and maintains teleservicing operations to handle customer service and technical support.

  At a customer's option, the Company sells a Caller ID unit generally in four to six installments or rents it for an open-ended term. If a rental customer chooses to purchase a Caller ID unit, the customer must return the old unit (which is refurbished and rented again by the Company) and purchase a new one. The Company's margins on installment sales and rentals of Caller ID units are similar. Rentals accounted for 19.3% of the Company's net revenues in 1997 compared to 21.3% in 1996 and sales accounted for 77.2% of the Company's net revenues in 1997 as compared to 72.6% in 1996.

  To leverage its experience and infrastructure investment related to the BellSouth marketing support program, in June 1996 the Company entered into an agreement with Pacific Bell to sell Pacific Bell's Caller ID equipment. The Company also provides marketing support services to US West and seeks other telecommunications companies for whom it can provide similar marketing support services.

  The Company has experienced significant growth in revenue in recent years primarily due to the growth in Caller ID market penetration and service improvements by the Company with respect to product-based marketing support services. Industry sources indicate that at the end of 1995 BellSouth's Caller ID penetration was approximately 13%. BellSouth indicates that through the end of December 1997 its Caller ID penetration had increased to approximately 29%. In 1993 the Company began billing on the telephone bill and in mid-1995, changed the method of selling BellSouth equipment from taking referrals in the Company's call center from BellSouth representatives to having a BellSouth representative negotiate sales on behalf of the Company and send order information to the Company by electronic data interchange ("EDI"). This change in process increased sales and decreased order processing time. Also, in January 1997 the Company implemented an interactive voice response ("IVR") system to handle some of the BellSouth customer service calls, which generally reduced response time and lowered operating costs. Services provided to BellSouth and its customers accounted for 85% and 82% of the Company's 1997 and 1996 net revenues, respectively.

  Management believes that growth in revenues from Caller ID marketing support services will remain constant for the next several years as market penetration increases and new Caller ID services that require enhanced equipment are introduced. Sales are expected to level-off as penetration of the market matures. According to industry sources, market penetration of Caller ID services in the U.S. as of December 1, 1997 is approximately 18% and is expected to peak at approximately 75% by 2007. Management intends to offset the eventual maturity of its Caller ID business by diversifying its client base and expanding the scope of marketing support services it renders to its clients by cross-selling its other services to existing clients. The Company intends to use a portion of the net proceeds from the Offering to develop a sales infrastructure to aggressively promote its marketing support services. See "Use of Proceeds" and "Business--Business Strategy."

  Revenues are recognized on the accrual basis as services are provided to customers or as units are shipped or rentals are provided. An estimate of actual write-offs of unbilled installment receivables that will never be billed due to a failure to return the product, fraud or other reasons is netted against revenues.

  The largest component of the Company's expenses is its cost of revenues, which includes the product costs of telecommunications equipment, depreciation on Caller ID rental equipment, the costs of labor associated with marketing support services for a particular client, telecommunications services costs, materials and freight charges, and directly allocable facilities costs. Most of these costs are variable in nature. A second component of the Company's expenses includes selling, general and administrative ("SG&A") expenses. This expense item is comprised of labor and other costs associated with marketing, financial, information technology support, human resources and administrative functions that are not allocable to specific client services, as well as bad debt expense. SG&A expenses tend to be fixed in nature, with the exception of bad debt, which is related to revenues.

RESULTS OF OPERATIONS

  The following table sets forth summary operating data, expressed as a percentage of revenues, for the years ended December 31, 1995, 1996 and 1997. Operating results for any period are not necessarily indicative of results for any future period.

  The financial information provided below has been rounded in order to simplify its presentation. However, the percentages below are calculated using the detailed information contained in the financial statements, the notes thereto and the other financial data included elsewhere in this Prospectus.

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                            -------------------
                                                            1995   1996   1997
                                                            -----  -----  -----
Revenues, net.............................................. 100.0% 100.0% 100.0%
Cost of revenues...........................................  68.3   77.9   77.3
Gross profit...............................................  31.7   22.1   22.7
Selling, general and administrative expenses...............  14.5   14.6   14.3
Operating income...........................................  16.5    7.0    7.7
Interest expense...........................................   2.4    2.0    2.0
Income before income taxes.................................  14.3%   4.8%   5.6%

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Revenues. The Company's net revenues increased 23.4% to $88.0 million for the year ended December 31, 1997 from $71.3 million for the year ended December 31, 1996, primarily due to increased sales of Caller ID units to BellSouth and Pacific Bell customers. The growth was partially offset by a decrease in net revenues during the year ended December 31, 1997 compared to the prior year resulting from the conclusion of a fulfillment program performed by the Company in connection with the 1996 Olympic Games and an increase in the Company's reserve for returns and allowances from $3.5 million for the year ended December 31, 1996 to $6.3 million for the year ended December 31, 1997. In addition, the Company's sales to Pacific Bell customers during 1997 and 1996 were less than expected due to regulatory issues affecting Pacific Bell that delayed the rollout of Caller ID services by Pacific Bell and a low level of promotion of Caller ID services by Pacific Bell. See "Business--Government Regulation."

  Cost of Revenues. The Company's cost of revenues increased 22.5% to $68.0 million for the year ended December 31, 1997 compared to $55.5 million for the year ended December 31, 1996. This increase was due to increased revenue volume and a $1.6 million write-down (1.8% of revenues) on Caller ID equipment purchased for the start-up of the Pacific Bell program that could not be sold above their cost due to Pacific Bell's regulatory delays that resulted in product obsolescence issues. The increase in cost of revenues was also associated with the Company's new call center.

  Gross Profit. For the year ended December 31, 1997, the Company's gross profit was $20.0 million or 22.7% of revenues as compared to $15.8 million or 22.1% of revenues for the year ended December 31, 1996. The increase in gross margin was due to increased sales along with the impact of a price increase for Caller ID units with enhanced features. This was partially offset by the $1.6 million inventory writedown and the costs associated with the new call center, along with the impact of introductory promotional prices on certain Caller ID units which were lower than regular prices.

  Selling, General and Administrative Expenses. SG&A expenses for the year ended December 31, 1997 were $12.6 million or 14.3% of revenues compared to $10.4 million or 14.6% of revenues for the year ended December 31, 1996. The decrease in SG&A expenses as a percentage of revenues was due to improved economies of scale. This was slightly offset by an increase in the Company's bad debt expense, most of which was associated with sales of Caller ID and other telecommunications equipment to BellSouth and Pacific Bell customers. Bad debt expense was $7.8 million for the year ended December 31, 1997 as compared to $5.8 million for the year ended December 31, 1996. The increase in bad debt expense and the allowance for doubtful accounts was primarily due to the Company's higher revenue volume and higher Caller ID market penetration, which the Company believes results in an increase in sales of Caller ID units to consumers having higher credit risks. The Company believes that higher credit risk customers result in larger write-offs for nonpayment due to increased chargebacks by telecommunications companies to suppliers of nonregulated services when customers do not pay for these services.

  Interest Expense. Interest expense increased to $1.8 million for the year ended December 31, 1997 from $1.5 million for the year ended December 31, 1996. The increase was primarily due to increased borrowings under the Company's line of credit to fund working capital, consisting primarily of accounts receivable and inventory necessary to support increases in revenues. This increase was slightly offset by lower interest on the Company's subordinated debt in 1997 compared to 1996 due to a repayment of such debt by the Company in September 1996.

  Income Taxes. The Company's effective tax rates for the years ended December 31, 1997 and 1996 were (1.6%) and 6.2%, respectively. The change from 1996 to 1997 was primarily the result of a higher level of income attributable to the pass-through entities involved in the Consolidation. As a result of the Consolidation, the Company expects its effective tax rate in future periods to increase to statutory levels. See "The Consolidation."

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues. The Company's net revenues increased 58.8% to $71.3 million for the year ended December 31, 1996 from $44.9 million for the year ended December 31, 1995, primarily due to increased sales of Caller ID units to BellSouth customers.

  Cost of Revenues. The Company's cost of revenues increased 80.8% to $55.5 million for the year ended December 31, 1996 from $30.7 million for the year ended December 31, 1995, primarily due to increased revenue volume, as well as costs associated with the Company's new call center, which opened in June 1996.

  Gross Profit. The Company's gross profit for the year ended December 31, 1996 increased 11.2% to $15.8 million or 22.1% of revenues from $14.2 million or 31.7% of revenues for the year ended December 31, 1995. The decrease in gross margin was primarily due to costs associated with the call center that opened in June 1996, along with the impact of introductory promotional prices on certain Caller ID units sold during the last six months of 1996.

  Selling, General and Administrative Expenses. SG&A expenses for the year ended December 31, 1996 were $10.4 million or 14.6% of revenues compared to $6.5 million or 14.5% of revenues for the year ended December 31, 1995. The increase in the 1996 period over the 1995 period was primarily due to the fixed costs associated with the Company's new call center and an increase in the Company's bad debt expense. The bad debt expense, which was associated with sales of Caller ID and other telecommunications equipment, was $5.8 million for the year ended December 31, 1996, compared to $3.0 million for the year ended December 31, 1995. The increase in bad debt expense was primarily due to the Company's higher revenue volume and Caller ID market penetration, which the Company believes results in an increase in sales of Caller ID units to consumers having higher credit risks.

  Interest Expense. Interest expense increased to $1.5 million for the year ended December 31, 1996 from $1.1 million for the year ended December 31, 1995. The increase was primarily due to additional borrowings in the 1996 period under the Company's line of credit to fund working capital, consisting primarily of accounts receivable and inventory required to support increased revenue. The increase was partially offset by lower interest on the Company's subordinated debt in the 1996 period compared to the 1995 period due to a repayment of such debt made by the Company in September 1996.

  Income Taxes. The Company's effective tax rates for the years ended December 31, 1996 and 1995 were 6.2% and 12.3%, respectively. This change was primarily the result of a higher level of income attributable to the pass-through entities involved in the Consolidation. See "The Consolidation."

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has funded its operations and capital expenditures primarily through cash flow from operations and borrowings from banks and shareholders. The Company had cash and cash equivalents of approximately $40,000, $2.0 million and $554,000 at December 31, 1995, December 31, 1996 and
December 31, 1997, respectively. The Company maintains a $25.0 million revolving line of credit with a bank, maturing in November 1999, which was increased from $18.0 million in December 1997. Borrowings under the line of credit bear interest at the Company's option at the bank's prime rate, as adjusted from time to time, or LIBOR plus up to 225 basis points. At December 31, 1997, the interest rate was 8.5%. The Company also has a term loan with the same bank that matures in July 1999 and bears interest at 8.95% per annum. In addition, the Company has a subordinated note payable to a shareholder, which matures in April 1999 and bears interest at a particular bank's prime rate, as adjusted from time to time, plus 8.0% per annum. At December 31, 1997, the interest rate was 16.5%. At December 31, 1997, approximately $8.5 million, $1.1 million and $3.5 million were outstanding under the line of credit, the term loan and the subordinated note, respectively. The Company anticipates that all outstanding indebtedness under the line of credit, term loan and subordinated note will be repaid from the net proceeds of this Offering. The Company will be able to continue to draw on the line of credit from time to time. See "Use of Proceeds."

  As of December 31, 1997, the Company had entered into various operating leases in the ordinary course of business and an operating lease for a new distribution facility and corporate offices expected to be ready for occupancy in the third quarter of 1998. As a result of the new facility lease, rental expense will increase approximately $400,000 per year through 2008. In addition, the Company entered into an agreement with a related party to acquire from him by the end of 1998 all of his interest in a subsidiary of the Company and one entity involved in the Consolidation for an aggregate of $980,000. See "Certain Transactions."

  During the year ended December 31, 1997, the Company generated cash flow from operating activities of $18.9 million compared to $88,000 and $6.4 million for the same periods in 1996 and 1995, respectively. The increase in cash flow from operating activities in 1997 was due to lower working capital requirements resulting from decreased accounts receivable due to shorter installment periods and reduced inventory. The lower cash flow from operating activities for the year ended December 31, 1996 was due to lower net income and increased working capital requirements needed to support the expansion of the Company's Caller ID programs, along with the impact of the delay in the Pacific Bell Caller ID program.

  Net cash used in investing activities was $6.9 million for the year ended December 31, 1997 compared to $8.0 million for the year ended December 31, 1996. This decrease was primarily due to decreased purchases of telecommunications rental equipment. Net cash used in investing activities was $8.0 million for the year ended December 31, 1996 compared to $7.8 million for the year ended December 31, 1995. This increase was primarily due to increased purchases of telecommunications equipment and capital costs associated with the build-out and opening of the Company's call center.

  Net cash (used in) provided from financing activities was ($13.4 million) for the year ended December 31, 1997 compared to $9.8 million for the year ended December 31, 1996 and $588,000 for the year ended December 31, 1995. The use of cash for financing activities for the year ended December 31, 1997 reflects repayments under the line of credit and term loan. The increase in cash provided by financing activities for the year ended December 31, 1996 was due to increased borrowings under the line of credit to fund increased accounts receivable and inventory, partially offset by repayments on the term loan and subordinated debt and distributions to equity holders of entities involved in the Consolidation.

  The Company estimates that its cash and financing needs through 1998 will be met by cash flows from operations, its line of credit facility, and the net proceeds from the Offering. However, any increases in the Company's growth rate, shortfalls in anticipated revenues, increases in anticipated expenses, or significant acquisitions could have a material adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth and contemplated capital expenditures. If such sources of financing are insufficient or unavailable, the Company will be required to modify its growth and operating plans in accordance with the extent of available funding. The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

YEAR 2000 COMPLIANCE

  The efficient operation of the Company's business is dependent in part on its computer software programs and operating systems. These programs and systems are used in inventory management, pricing, sales, shipping and financial reporting, as well as in various administrative functions. Recognizing the importance and need for an integrated information systems solution, the Company has developed an implementation plan for upgrading its systems architecture. This plan also addresses the functionality of its systems beyond December 31, 1999 ("Year 2000 compliance") as the majority of the internal information systems are being replaced with new systems, [which the systems vendor represents will be Year 2000 compliant and agrees to indemnify the Company from losses if the systems fail to properly function beyond such date]. The Company does not anticipate additional material expenditures for Year 2000 compliance issues. This new systems implementation is expected to be completed by December 31, 1998. The Company is discussing with its suppliers, clients, financial institutions and others the possibility of any interface difficulties relating to Year 2000 compliance that may affect the Company. To date, no significant concerns have been identified; however, there can be no assurance that there will not be any Year 2000-related operating problems or expenses that will arise with the Company's computer systems and software or in connection with the Company's interface with the computer systems and software of its suppliers, clients, financial institutions and others. Because such third-party systems or software may not be Year 2000 compliant, the Company could be required to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, results of operations and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies that do not choose to account for stock-based compensation as prescribed by the statement to disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted. The Company has chosen the disclosure method, but for all periods presented herein the Company did not have any stock option plans. Subsequent to September 30, 1997, the Company adopted the Stock Option Plan. Therefore, in subsequent periods the Company will have additional disclosures related to SFAS 123.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which redefines how entities compute earnings per share. SFAS 128 requires presentation of "basic earnings per share" and "diluted earnings per share," as defined. Primary earnings per share will be replaced by basic earnings per share which will be computed exclusively based on the weighted average number of common shares outstanding. This statement is effective for periods ending after December 15, 1997 and will require restatement of all prior period earnings per share data presented. The adoption of SFAS 128 is not expected to have a material impact on the Company's earnings per share data.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for periods beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have an impact on the Company's financial statements.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS 131 is not expected to have a material impact on the Company's financial statements.

                                   BUSINESS

GENERAL

  Innotrac is a full-service provider of customized, technology-based marketing support services primarily to large corporations. The Company's marketing support services include product and literature distribution, computerized inventory and database management and customer-initiated ("inbound") teleservices. With the goal of providing turnkey marketing support solutions, Innotrac works with its clients on a consultative basis to create customized programs through which it can most efficiently match its service offerings with its clients' needs. Innotrac's flexible marketing support solutions range from small, specialty projects to larger integrated fulfillment, teleservicing and database tracking programs. The Company has a broad range of clients including BellSouth, Home Depot, NAPA, Pacific Bell, Siemens E&A, Turner Broadcasting System, Inc. and US West.

  Since its formation in 1984, the Company has expanded its business and facilities to offer distribution and management services and inbound teleservices in response to the needs of clients in a variety of industries and to capitalize on market opportunities. In 1987, the Company began providing marketing support services to BellSouth. In 1991, these services were expanded to include fulfillment services related to Caller ID telecommunications equipment. This program provides for Innotrac to (i) sell or rent to BellSouth customers Caller ID hardware, phone sets and other equipment (branded with BellSouth's logo), (ii) ship ("fulfill") customers' orders, (iii) track inventory levels and sales and marketing data regarding such items and (iv) maintain teleservicing operations to handle customer service and technical support for Caller ID units and other products. In conjunction with this program, in 1993 Innotrac pioneered a billing option (the "billing options program") to allow customers to pay for the equipment through their phone bills on an interest free installment basis. The addition of the billing options program was well received in the marketplace, and, as a result, the fulfillment services for BellSouth have been the primary force behind the Company's rapid sales growth. Innotrac has continued to capitalize on its fulfillment expertise in the telecommunications sector, as evidenced by its additional contractual arrangements with Pacific Bell and US West.

  The Company has positioned itself to capitalize on the trend towards outsourcing of marketing support services. The revenues generated from its telecommunications marketing support programs have enabled the Company to develop the infrastructure necessary to offer additional and more advanced services to its customers. The Company believes it will achieve future growth by targeting large companies in a variety of industries with numerous and/or geographically diverse subsidiary or affiliate operations, extensive marketing needs or complex point-of-distribution requirements.

  Companies are increasingly focusing on their primary businesses and turning to outside service companies to perform marketing support functions. By outsourcing these functions, companies seek to (i) replace fixed warehouse, information technology and labor costs with variable costs, (ii) improve their reaction to business cycles, (iii) improve customer service and technical support, (iv) manage capacity to meet fluctuations in demand for products and customer service, (v) create economies of scale by sharing the costs of advanced telecommunications and fulfillment systems, and (vi) reduce working capital needs. As the trend toward outsourcing continues, the Company believes that businesses will increasingly seek to reduce the number of vendors they utilize and may prefer single-source providers of integrated, customized marketing support services. The Company believes that its "one-stop" approach, combined with its use of advanced technology, provides a competitive advantage in attracting and retaining clients on a long-term basis.

BUSINESS STRATEGY

  The Company's strategy is to take advantage of market trends towards outsourcing by leveraging its core expertise, reputation for quality and timely service and strong client relationships. The following are the key elements of this strategy:

  LEVERAGE TELECOMMUNICATIONS INDUSTRY PLATFORM. The Company intends to expand its customer base in the telecommunications industry by leveraging the expertise it has developed and the results it has achieved through long-standing relationships with several clients in the industry. The Company is also seeking to expand the level of marketing support services provided to existing telecommunications clients by cross-selling its other services to such clients.

  BROADEN CUSTOMER BASE BY DEVELOPING SALES INFRASTRUCTURE. The Company has experienced rapid revenue growth since 1993 without a significant sales infrastructure. The Company intends to use a portion of the net proceeds of the Offering to develop a national sales force for its services, to form relationships with independent sales agencies and to develop sales and marketing materials to highlight the wide array of services offered by the Company. By developing this infrastructure, the Company intends to broaden its customer base and diversify its sources of revenues.

  CONTINUE INVESTMENT IN TECHNOLOGY. The Company has historically maintained a commitment to the use of advanced technology and intends to continue to upgrade and enhance its computer hardware and software applications to enable it to continue to provide flexible and powerful services to its clients. The Company believes that the use of advanced technology provides a competitive advantage and results in greater capacity and reduced labor costs. The Company also believes that continued technological advances, particularly those utilizing the Internet, will provide new opportunities for the Company to tailor its services to meet each client's needs. The Company intends to address the labor-intensive nature of fulfillment services by developing more efficient automated systems that distribute literature via electronic media directly to the customer. The Company also plans to expand its Internet-related capabilities for (i) automated inventory management, (ii) access to order and database information and (iii) virtual warehousing of literature so that such materials no longer need to be maintained in physical form in the Company's warehouses.

  EMPHASIZE CONSULTATIVE RELATIONSHIPS. The Company seeks to craft tailored, value-added solutions that achieve each client's intended marketing results. The Company devotes considerable resources to assessing and understanding a client's industry, products, services, processes and culture, then works with the client to design programs to reduce the costs and investment required to deliver the client's marketing support programs. The Company believes that this consultative partnership approach encourages long-term client relationships, as evidenced by the fact that the Company has serviced its 10 largest clients for an average of six years and its five oldest clients for an average of 11 years. The Company believes that this approach also creates substantial opportunities to expand relationships with existing clients by cross-selling the full range of its services.

  SELECTIVELY PURSUE COMPLEMENTARY ACQUISITIONS. The Company may take advantage of the fragmented nature of the marketing support services industry by selectively acquiring complementary companies that extend its presence into new geographic markets or industries, expand its client base, add new product or service applications or provide substantial operating synergies. The Company believes that there are a variety of such potential acquisition opportunities.

CLIENTS

  The flexibility of its services allows the Company to attract clients in a broad range of industries. Innotrac targets companies that have developed a large customer base, numerous and/or geographically diverse subsidiary or affiliate operations, extensive marketing needs, or complex point-of-distribution requirements. Companies with these characteristics tend to need customer support, product or literature distribution, inventory warehousing and management, or tracking and reporting capabilities. Although a company may elect to perform these functions in-house, it will require the development of expensive, labor intensive infrastructures, which may divert a company's focus from its core competencies. Outsourcing these functions to a company such as Innotrac may result in a lower cost and higher quality level than such companies can achieve on an in-house basis. The following are some examples of the Company's clients and the marketing support services the Company performs for them:

  SIEMENS ENERGY AND AUTOMATION

  Starting with the provision of marketing support services for just one business unit in 1986, Innotrac currently provides marketing support services for more than 20 business units of Siemens E&A. One component of these services is the storage of technical literature, product catalogs and brochures. Siemens E&A sales offices, dealers and distributors may order, via telephone, fax or Innotrac's Internet gateway, various types of literature stored in the Company's distribution facilities. Innotrac processes the order, packs and ships the product using the least expensive carrier for the time frame requested. Innotrac provides Siemens E&A with detailed inventory management and charge back reports to allow Siemens E&A to allocate costs appropriately to each business unit. Innotrac also distributes literature and information from Siemens E&A's corporate office to its sales offices, dealers and distributors. Siemens E&A frequently provides various other projects that require Innotrac to assemble, collate, print and distribute information contained in various databases maintained by Innotrac.

  HOME DEPOT

  Home Depot purchases in-store signage from various vendors and warehouses the inventory in one of Innotrac's distribution facilities. For new store openings, promotions or replacement, Home Depot orders signs from Innotrac to ship to one or several of its stores in the United States and Canada. Innotrac does not own the inventory, but manages it and provides cost and inventory reports directly to Home Depot. As requested, Innotrac may assemble special signs or products for distribution to Home Depot stores. In addition, Innotrac provides Home Depot with cost accounting for each store's usage of signs so that Home Depot can allocate those costs directly to the appropriate stores. The Company invoices Home Depot monthly for order processing, consultative account services, fulfillment and other expenses (such as freight and supplies).

  BELLSOUTH

  Since 1987, the Company has provided many marketing support services for BellSouth, including the Caller ID display unit distribution program, which began in 1991. A transaction generally begins when a customer calls BellSouth and speaks with one of over 4,000 BellSouth service representatives to obtain Caller ID service. On behalf of Innotrac, the representative may offer to sell or rent to the customer one of several models of Caller ID and telephone products that can be paid for through the customer's phone bill, on an interest free installment basis. If the representative makes the sale, the order is sent via EDI to Innotrac. Occasionally, if more detailed information is required, the customer's call is transferred directly to Innotrac. Innotrac generally ships the order the next day and electronically submits monthly to BellSouth the appropriate charges to be included on the customer's telephone bill. Innotrac also provides the BellSouth customer with order status, billing information and technical product support through its call center by IVR or representative. Innotrac does not charge BellSouth for its services but instead derives its fees from the difference in the price of the Caller ID display unit charged to the customer and the wholesale cost of the product.

  The Company has also been selected by BellSouth to sell telephone network services such as voice mail and upgraded Caller ID service, starting in March 1998. When one of Innotrac's thousands of daily customer service calls for BellSouth is received, Innotrac's computer system will be able to determine if the customer's telephone system can support the enhanced services. If the customer and its existing system meet certain parameters, the Innotrac representative will be prompted by the computer to offer the new features. Innotrac will be paid by BellSouth on a per sale basis under this program, and the program is expected to require minimal additional cost to Innotrac.

MARKETING SUPPORT SERVICES

  Innotrac designs flexible marketing support solutions that range from small, specialty projects to large integrated fulfillment, teleservicing and database tracking project from among the following service options:

  DISTRIBUTION SERVICES

    TRADITIONAL PRODUCT AND LITERATURE FULFILLMENT. Innotrac is committed to making its clients' products and services available to its customers on a timely and accurate basis. Innotrac personnel process, pack and ship from the Company's warehouses product orders and requests for promotional, technical and educational literature, signage and point of sale materials for clients. Clients may order such inventory by e-mail, through customized Internet applications, EDI, telephone or facsimile. The Company ships orders so that the product or literature reaches the client or its customer as it is needed ("just-in-time"). Additional fulfillment services offered by the Company include (i) customized product assembly, (ii) kit assembly, (iii) binder collation, (iv) manifest delivery service systems, (v) shrink wrapping, (vi) weight verification of materials and (vii) preparing, addressing, coordinating, sorting and mailing materials. The Company streamlines and customizes the fulfillment procedures for each client based upon the product and literature request, and the tracking, reporting and inventory controls necessary to implement the marketing support program.

    VIRTUAL DISTRIBUTION. Innotrac can provide literature and publishing fulfillment services through advanced delivery systems, such as fax-on-demand, print-on-demand and virtual warehousing, which management believes will be the industry norm in the near future. Management believes these services will speed the delivery of important documents to a client or a client's customer at a much lower cost than traditional literature fulfillment, and that increasing advances in facsimile and printer technology will enable the quality of documents provided through these services to equal or surpass current quality.

    With fax-on-demand, a client or a client's customer calls a toll-free number to reach the Company's call center. Using the IVR system, the caller then searches for a particular publication from a menu of choices, or from a catalog of publications already in his or her possession, and instructs the system to deliver such publication. The desired literature or marketing materials are then quickly faxed to the customer.

    Print-on-demand solutions enable customers to cost-effectively produce and distribute small or large volumes of a document on short notice. As part of this service, the client supplies the Company with either an electronic file containing the document or a hard copy of the document, in black and white or in color, which the Company converts to an electronic file and stores in its computer system. The client or the client's customer can then use its own computer system or telephone to place a print order, including production amount and distribution method and location. The Company then completes the print and distribution process, thereby avoiding the costs of maintaining a warehouse for storage of the documents and personnel to pick and pack the documents for shipment.

    Virtual warehousing solutions take the print-on-demand program to a more efficient level of operation. With these services, the client provides Innotrac with copies of its technical, educational or marketing literature for transfer onto Innotrac's computer system. The Company then stores and organizes the materials on a customized system designed to facilitate the client's retrieval needs. Instead of placing orders with Innotrac to print and ship literature requirements (as in print-on-demand), utilizing virtual warehousing, the client can print the materials directly to its printers or its customer's printers, thereby reducing warehousing, labor and shipping costs.

    Other components of the Company's virtual distribution services include broadcast fax and broadcast e-mail, which enable an Innotrac client to send literature to a database of fax numbers or e-mail addresses. These services allow a client to communicate with customers or sales personnel quickly, efficiently and cost effectively.

  MANAGEMENT SERVICES

    INVENTORY MANAGEMENT. An integral part of Innotrac's marketing support services is the on-line tracking and control of a client's inventory. The Company provides automated inventory management to assure real-time stock counts of a client's products, sales, educational and technical literature, signage and other items. These inventory management systems allow Innotrac and the client to maintain consistent and timely reorder levels and supply capabilities and also allow the client to assess quickly (i) current stock balances, (ii) year-to-date receipts, (iii) monthly and yearly usage, (iv) reorder levels, (v) pricing information and (vi) dollar value of inventory. The Company offers this information to the client on a real-time basis via direct dial-up, through its Internet gateway, or through EDI. Inventory management data is also utilized in the Company's reporting services. See "--Management Services--Reporting." Innotrac also utilizes bar coding equipment in its inventory management systems, which improves the efficiency of stock management and selection.

    DATABASE MANAGEMENT. Innotrac can manage a client's databases independently or in conjunction with other marketing support programs. Independent database management begins with the client providing Innotrac with the information to establish the database, which the Company then customizes, manages, uses to provide reports to the client, and updates based upon information supplied by the client. In addition, Innotrac's integrated marketing support programs generate information about customers, demographics, recurring technical problems and other matters. Innotrac compiles this information into customized databases that evolve in conjunction with its on-going marketing support and customer service programs. This data is a source of valuable information to Innotrac and its clients in evaluating ongoing programs and planning and designing future programs.

    REPORTING. Innotrac provides reporting to support most of its services, such as inventory analysis, program results and detailed order processing information. Innotrac has developed flexible technologies and reporting procedures that effectively convert raw data gathered during the course of a marketing support program into useful, customized reports upon which clients and Innotrac can base strategic decisions and more effectively respond to customer needs and inquiries. For example, information obtained during a customer telephone call is captured by the Company's database marketing and management systems and is then incorporated into broader reports. These reports also are used by Innotrac to ensure high quality performance. On-line functions allow clients to monitor their programs in real-time to obtain comprehensive trend analyses and modify program parameters as necessary. Innotrac provides clients with customized reports in printed form, via the Internet, electronic mail, computer-to-computer transmission, disk and magnetic tape. Innotrac also provides cost-center based accounting reports for clients who utilize Innotrac's services for subsidiary and intra-company fulfillment transactions.

    LEAD MANAGEMENT. The Company offers lead management services as a means for clients to identify, communicate with and sell their products to new customers. For example, clients often place advertisements in magazines and newspapers with toll-free numbers for prospective customers to call to receive more information. Innotrac can answer these requests for information, establish a database of prospective customers, send information, questionnaires or surveys to the prospective customers (which helps to further screen the prospective customer for a possible sales contact by Innotrac's client), and, once properly screened, Innotrac can issue a sales lead to the appropriate sales representative of the client. During this process, the Company tracks, analyzes and provides full reporting to the client so that modifications or alterations in the program can be made at any time.

    PAYMENT PROCESSING. Innotrac manages client programs in which the Company distributes invoices on behalf of its clients and collects, tracks and reports for its clients amounts due to them. In addition, the Company provides services for clients in connection with credit card, coupon and rebate processing.


  INBOUND TELESERVICES

    PRODUCT ORDERS. The Company's representatives in its call center process orders with respect to items such as Caller ID display units and phone sets, literature, signage, point-of-purchase materials, promotional items (caps, shirts, pens, etc.) and video and audio tapes. Inbound teleservices are generally commenced by a toll-free call from a client's customer that is received by the Company, identified and routed to an Innotrac service representative, who generally answers using the client's name. Orders for Caller ID and other telecommunication products also occur as a result of an Innotrac service representative offering products in connection with a customer service or technical support call. To properly handle the call, Innotrac's automated call distributors and digital switches identify each inbound call by the toll-free number dialed and immediately route the call to an Innotrac representative trained for that client's program and possessing the language capabilities to deal with the customer. In some cases teleservices are offered by IVR systems, which allow customers to route their calls by selecting from a menu of offerings, and text to speech systems, which allow the IVR system to "read" specific, real-time data from the client's databases and convert it into speech based on cues from a caller. Such systems, which the Company expects increasingly to utilize in the future, generally reduce personnel and physical plant expenses associated with a call center and expand the operating capabilities of the center.

    Whether a customer's call is answered by a representative or one of the Company's automated systems, the customer's needs are generally resolved with a single call. The information and results of the call are then communicated to appropriate personnel for order or additional processing and fulfillment or, if Innotrac does not manage the client's inventory, the Company transmits the customer's request directly to the client. Once an order is received, Innotrac's automated systems allow representatives to track and update the disposition of the order at any time through receipt by the customer.

    TECHNICAL SUPPORT; CUSTOMER SERVICE. Innotrac service representatives resolve complaints, diagnose and resolve product or service problems, and answer technical questions for its client's customers. Technical support inquiries are generally driven by a customer's purchase of a product or by a customer's need for ongoing assistance. Customers of Innotrac's clients dial a support number and are either connected with a trained Innotrac representative or an IVR system. Innotrac's service representatives receiving a call can enter customer information into the Company's call-tracking system, listen to a question, and quickly access a proprietary network database via computer to answer a customer's question. The IVR system attempts to resolve support issues by guiding the customer through a series of interactive questions. If automatic resolution by IVR cannot solve the problem, the call can be routed to one of Innotrac's service representatives who is specially trained in the applicable product. A senior representative is available to provide additional assistance for complex or unique customer questions. As additional product information becomes available over the course of the program, the Company promptly integrates such information into its database, thereby ensuring that IVR and representatives' answers are based upon the latest product information. Frequently asked questions can also be integrated into IVR systems to bypass representatives.

    DEALER LOCATOR. Dealer locator services are offered both by IVR and customer service representatives. Customers of Innotrac's clients, such as NAPA, call a toll-free number to locate the closest dealer, store or distributor office. By using the customer's zip code, Innotrac's software will search the client database and offer the customer the address, phone number and directions to the nearest location.

TECHNOLOGY

  Innotrac's use of advanced technology enables it to design and efficiently deliver services for each client's marketing support needs. The Company's information technology group ("IT Group") has developed the Company's database marketing support and management systems, which utilize a UNIX-based open architecture comprised of multiple networked computers and anchored by a Hewlett-Packard HP9000 K420 multiprocessing system. The Company plans to utilize a portion of the net proceeds of the Offering to install an Oracle database system and specialized order processing and inventory management applications software, which features a 4GL (4th Generation Language) technology that will allow for quick and efficient changes to programs, systems and reports. This system will standardize the Company's computer services and allow for even greater flexibility and capacity. See "Use of Proceeds."

  The open architecture of the Company's computer system permits the Company to seamlessly interact with many different types of client systems. The IT Group uses this platform to design and implement application software for each client's program, allowing clients to review their programs' progress on-line to obtain real-time comprehensive trend analysis, inventory levels and order status and to instantly alter certain program parameters. As the needs of a client evolve, the IT Group works with the client to modify the program on an ongoing basis. Information can also be exchanged via EDI, Internet access and direct-dial applications. The Company believes that its technology platform is and will be among the most advanced in the industry and provides the Company with the resources to continue to offer leading edge services to current and new clients. The Company believes that the integrity of client information is adequately protected by its data security system and its off-site disaster back-up storage facilities.

  The Company's call center utilizes a sophisticated Rockwell Spectrum Automatic Call Distributor ("ACD") switch to handle the Company's call management functions. This ACD system has the capacity to handle 2,400 teleservice representatives simultaneously, and is currently supporting over 200 representatives simultaneously. Additionally, the ACD system is integrated with software designed to enable management to automatically schedule teleservices representatives based on call length and call volume data compiled by the ACD system.

PERSONNEL AND TRAINING

  Innotrac's success in recruiting, hiring and training large numbers of skilled employees and obtaining large numbers of hourly employees during peak periods for distribution and teleservice operations is critical to the Company's ability to provide high quality marketing support services. Teleservice representatives and fulfillment personnel receive feedback on their performance on a regular basis and, as appropriate, are recognized for superior performance or given additional training. To maintain good employee relations and to minimize employee turnover, the Company offers competitive pay, hires primarily full-time employees who are eligible to receive a full range of employee benefits, and provides employees with clear, visible career paths.

  As of December 1, 1997, the Company had 535 employees, of which approximately 85% were full-time and 15% were part-time. Management believes that the demographics surrounding its facilities, and its reputation, stability, compensation and benefit plans should allow the Company to continue to attract and retain qualified employees. The Company considers its employee relations to be good.

FACILITIES

  Innotrac's headquarters are located in 63,000 square feet of leased space in Norcross, Georgia. The Company's corporate offices occupy 20,000 square feet of this facility and the remaining 43,000 square feet is distribution space. The Company leases an additional 16,000 square feet of space adjacent to its corporate offices and operates another distribution center in Norcross with 42,000 square feet of space. The Company is combining its corporate offices and distribution facilities into a 250,000 square foot facility, which is within two miles of its call center. Construction on this facility has commenced, and the Company expects to move into this new facility in the third quarter of 1998. The new site also includes approximately 3.5 acres that will be available for the Company's expansion requirements. The Company has entered into a lease for the new facility with a term of 10 years and two five year renewal options. The lease provides for an option to purchase the facility prior to occupancy, at the end of the first five years of the term or at the end of the first 10 years of the term. The Company has not yet determined whether to exercise such purchase option.

  Innotrac provides teleservices through its call center located in Duluth, Georgia, which opened in June 1996. The call center is currently configured with 325 workstations and has room to expand to approximately 700 workstations. It also contains approximately 18,000 square feet of distribution space. It currently operates from 8:00 a.m. until midnight Monday through Friday and from 9:00 a.m. to 8:00 p.m. on Saturday.

  The Company believes that its facilities, after the move to the new corporate offices and distribution facilities, will be adequate for its needs for the foreseeable future.

COMPETITION

  Innotrac competes on the basis of quality, reliability of service, efficiency, technical superiority, speed, flexibility and price in tailoring services to client needs. Management believes its comprehensive and integrated services differentiate it from many of its competitors who may only be able to provide one or a few of the services that Innotrac provides. The Company continuously explores new outsourcing service opportunities, typically in circumstances where clients are experiencing inefficiencies in non-core areas of their businesses and management believes it can develop a superior outsourced solution to such inefficiency on a cost-effective basis. The Company primarily competes with the in-house operations of its current and potential clients and also competes with certain companies that provide similar services on an outsourced basis, many of whom have greater resources than the Company.

GOVERNMENT REGULATION

  The Caller ID services offered by the Company's telecommunications clients are subject to various federal and state regulations. The legality of Caller ID has been challenged in cases decided under the Electronic Communications Privacy Act (the "ECPA") and several state statutes. In March 1994, a Federal Communications Commission ("FCC") report preempted certain state regulation of interstate calling party number parameter ("CPN") based services, the technology underlying Caller ID. This report requires certain common carriers to transmit CPN and its associated privacy indicator (which allows telephone callers to block the display of their phone numbers on Caller ID display units) on an interstate call to connecting carriers without charge (the "Free Passage" rule). In connection with this report, the Department of Justice issued a memorandum which concluded that the installation or use of interstate Caller ID service is not prohibited by any federal wiretap statute and that, in general, the FCC has authority to preempt state laws that the FCC finds would hinder federal communications policy on Caller ID services. Court decisions since the FCC issued its March 1994 report have consistently held that Caller ID does not violate any state or federal wiretap statute.

  In May 1995, the FCC narrowed its March 1994 preemption of state public utilities blocking regulations by permitting subscribers to choose per-line blocking or per-call blocking on interstate calls, provided that all carriers were required to adopt a uniform method of overriding blocking on any particular call. At the same time, the FCC specifically preempted a California Public Utilities Commission ("CPUC") per-line blocking default policy, which required that all emergency service organizations and subscribers with nonpublished numbers, who failed to communicate their choice between per-call blocking and per-line blocking, be served with a per-line blocking.

  The FCC's revised rules and regulations also require carriers to explain to their subscribers that their telephone numbers may be transmitted to the called party and that there is a privacy mechanism (i.e., the "blocking" feature) available on interstate calls, and explain how the mechanism can be activated. The CPUC, seeking to protect the caller's privacy, has ruled that a carrier can offer Caller ID or transmit CPN to interconnecting carriers only upon CPUC approval of its customer notification and education plan. The CPUC has approved the education plan of Pacific Bell, whose Caller ID market includes California.

  Telephone sales practices are regulated at both the federal and state level and primarily relate to outbound teleservices, which Innotrac generally does not provide. To the extent that Innotrac offers outbound teleservices, such operations are regulated by the rules of the FCC under the Federal Telephone Consumer Protection Act of 1991 (the "TCPA"), the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA") and various state regulations regarding telephone solicitations. The Company believes that it is in compliance with the TCPA, the TCFAPA and the FCC rules thereunder and the various state regulations and that it would operate in compliance with those rules and regulations if it were to engage in more substantial outbound teleservice operations in the future.

  The Company works closely with its clients and their advisors to ensure that the Company and the client are in compliance with such regulations. The Company cannot predict whether the status of the regulation of Caller ID services will change and what effect, if any, such change would have on the Company or its industry.

INTELLECTUAL PROPERTY

  The Company has used the service mark "Innotrac" since 1985 and has filed applications for federal registration of this service mark in multiple classes. The "innotrac.com" domain name has been a registered domain name since 1995. Due to the possible use of identical or phonetically similar service marks by other companies in different businesses, there can be no assurance that the United States Patent and Trademark Office will grant the Company's registration of its service mark, or that such service mark will not be challenged by other users. The Company does not believe that it owns or utilizes any other service marks that are material to its business. The Company's operations, however, frequently incorporate proprietary and confidential information. In accordance with industry practice, the Company relies upon a combination of contract provisions and trade secret laws to protect the proprietary technology it uses and to deter misappropriation of its proprietary rights and trade secrets.

LEGAL PROCEEDINGS

  The Company may be involved from time to time in litigation arising in the normal course of business. The Company is not a party to any material legal proceeding.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company are as follows:

                                                                  DIRECTOR TERM
          NAME           AGE               POSITION                  EXPIRES
          ----           ---               --------               -------------
Executive Officers and
 Directors:
 Scott D.
  Dorfman(1)(3).........  40 President, Chief Executive Officer       2000
                              and Chairman of the Board

 David L. Ellin(1)......  39 Senior Vice President, Chief             2000
                              Operating Officer, Secretary and
                              Director

 Donald L. Colter,
  Jr. ..................  37 Vice President--Operations

 Larry C. Hanger........  42 Vice President--Business Development     1998
                              and Director

 John H. Nichols, III...  43 Vice President and Chief Financial
                              Officer

 Bruce V.
  Benator(1)(2).........  40 Director                                 1998

 Martin J. Blank(2)(3)..  50 Director                                 1999

 Campbell B. Lanier,
  III(2)................  47 Director                                 1999

 William H. Scott,
  III(3)................  50 Director                                 1999


Key Employees:
 Nancy C. Bergeron......  46 Director of Marketing

 Robert C. Covington,
  III...................  41 Director of Information Technology

 Robert Jackson, Jr. ...  46 Director of Fulfillment Operations

 Melissa B. Ohlson......  33 Director of Human Resources

 Robert W. Seitz........  51 Director of Client Services

 J. Mark Tobin..........  39 Director of Call Center Operations

--------
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee

  Mr. Dorfman is the founder of Innotrac and has served as President, Chief Executive Officer and Chairman of the Board of the Company since its inception in 1984. Prior to founding the Company, Mr. Dorfman was employed by Paymaster Checkwriter Company, Inc. ("Paymaster"), an equipment distributor, where he developed and managed Paymaster's mail order catalog and developed proprietary software to track and analyze marketing programs. Prior to his employment with Paymaster, Mr. Dorfman co-founded and served as President of Features Mail Order Catalog, where he gained experience in distribution, tracking and inventory control.

  Mr. Ellin joined Innotrac in 1986, was appointed Secretary of the Company in December 1997 and has served as Senior Vice President and Chief Operating Officer of the Company since November 1997. He served as the Company's Vice President from 1988 to November 1997. From 1984 to 1986, Mr. Ellin was employed by the Atlanta branch of WHERE Magazine, where he managed the sales and production departments. From 1980 to 1984, Mr. Ellin was employed by Paymaster, where he was responsible for Paymaster's sales and collections.

  Mr. Colter joined Innotrac in 1995 and has served as Vice President-Operations since November 1997. He served as the Company's Chief Financial Officer from 1995 to November 1997. Prior to joining Innotrac, Mr. Colter was from 1993 to 1995 the corporate controller of Gay & Taylor/Thomas Howell Group, an international insurance adjusting company. From 1991 to 1993, Mr. Colter was corporate controller of Outdoor

West, Inc., an outdoor advertising company. Mr. Colter is a certified public accountant and has over 15 years of experience in the financial and accounting industry.

  Mr. Hanger joined Innotrac in 1994, and has served as Vice President-Business Development since November 1997. He served as the Company's Department Manager of Business Development from 1994 to November 1997, and was responsible for the management of the telecommunication equipment marketing and service business. From 1979 to 1994, Mr. Hanger served as Project Manager-Third Party Marketing at BellSouth, where he managed the marketing program for BellSouth's network services and was involved in implementing the billing options program for BellSouth with Innotrac.

  Mr. Nichols joined Innotrac in November 1997 as Vice President and Chief Financial Officer. From 1993 until November 1997 he served as Vice President and Chief Financial Officer for Storehouse, Inc., a furniture retailer. From 1982 until 1993, Mr. Nichols was employed by Contel Corporation and GTE Corporation in various senior financial management positions in both the telephone and cellular telephone business units. Mr. Nichols is a certified public accountant.

  Mr. Benator is a partner of Williams Benator and Libby, LLP, certified public accountants. He has been affiliated with the firm since 1984 and is the firm's Director of Accounting and Auditing Services. He has been associated with the Company since its inception, serving as a financial advisor and its outside accountant. From 1979 to 1984, Mr. Benator was employed by Ernst & Young, LLP.

  Mr. Blank has been a director since December 1997 and is a co-founder of Automobile Protection Corporation ("APCO"), a publicly held corporation engaged in the marketing of extended vehicle service contracts and warranty programs. Mr. Blank has served as Secretary and Director of APCO since its inception in 1984 and as Chairman of the Board and Chief Operating Officer since 1988. Mr. Blank's experiences prior to co-founding APCO include the practice of law and the representation of and financial management for professional athletes. Mr. Blank is admitted to the bar in the States of Georgia and California.

  Mr. Lanier has been a director since December 1997 and is Chairman of the Board and Chief Executive Officer of ITC Holding Company, Inc. ("ITC Holding"), the parent company of ITC. He has served as a director of ITC Holding since its inception in 1989. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. He also is a director of KNOLOGY Holdings, Inc. ("KNOLOGY"), a broadband telecommunications services company currently operating in Alabama, Florida and Georgia (formerly known as CyberNet Holding, Inc.); MindSpring Enterprises, Inc., an Internet service provider; National Vision Associates, Ltd., a full service optical retailer; K&G Men's Center, Inc., a discount retailer of men's clothing; Vice Chairman of the Board of AvData Systems, Inc. ("AvData"), a company providing data communications networks; Chairman of the Board of Powertel, Inc. (formerly InterCel, Inc.) ("Powertel"), a wireless telecommunications services company operating in the southeastern United States, and Chairman of the Board of ITC DeltaCom, Inc. ("ITC DeltaCom") a full service telecommunications provider to business customers in the southeastern United States. He has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.

  Mr. Scott has been a director since December 1997 and has served as President and Chief Operating Officer of ITC Holding since 1991. He has been a director of ITC Holding since 1989. From 1989 to 1991, he served as Executive Vice President of ITC Holding. Mr. Scott is a director of Powertel, AvData, KNOLOGY, ITC DeltaCom and MindSpring.

  Ms. Bergeron joined Innotrac in April 1997 as Director of Marketing. From 1994 to 1996, Ms. Bergeron was Director of Marketing of Chemtronics, Inc., a chemical manufacturer, and from 1992 until 1994 she served as Director of Communications of Diversified Products, a home fitness equipment manufacturer.

  Mr. Covington joined Innotrac in 1995 as Director of Information Technology. From February 1995 to October 1995, Mr. Covington was a Technical Services Manager at Alexander Howden North America, Inc., an insurance broker, where he managed the company's information technology services. From 1985 to 1994, Mr. Covington was the Director of MIS Operations at Digital Communications Associates, Inc., a computer hardware and software manufacturer.

  Mr. Jackson joined Innotrac in June 1997 as Director of Fulfillment Operations. Prior to joining Innotrac, Mr. Jackson was from 1996 to 1997 a Manufacturing Team Leader and Quality Engineer at Prestolite Wire Corporation. From 1995 to 1996, Mr. Jackson was a Strategic Business Unit Manager at Heatcraft Refrigeration and from 1993 to 1995 he engaged in independent consulting with Total Quality Management. From 1976 to 1993, Mr. Jackson served in various management roles at Digital Equipment Corporation.

  Ms. Ohlson joined Innotrac in 1994 as Director of Human Resources. Prior to joining Innotrac, Ms. Ohlson was from May to October 1994 engaged on a short-term assignment as a human resource generalist with GEC Marconi Avionics, Inc. From 1992 to May 1994, Ms. Ohlson was the Personnel Director at Star Manufacturing, Inc.

  Mr. Seitz joined Innotrac in December 1997 as Director of Client Services. Prior to joining Innotrac, Mr. Seitz was from 1996 until November 1997 a Principal and Senior Consultant at Weisser, Fitzpatrick & Greene Marketing. From 1995 until 1996, Mr. Seitz was Manager of Market Development and Communications at Boehringer Mannheim Corporation. From 1992 until 1995, Mr. Seitz was a Principal and Senior Consultant at Winston, Greene Assoc. and from 1991 to 1992, he was Corporate Manager of Marketing Communications at Coulter Corporation. Mr. Seitz also has 15 years of marketing communications experience at Baxter Healthcare Corporation.

  Mr. Tobin joined Innotrac in June 1997 as Director of Call Center Operations. Prior to joining Innotrac, Mr. Tobin was from 1996 to April 1997 engaged in independent consulting in the telemarketing field. From 1995 to 1996, Mr. Tobin was the Call Center Director at ICT Global Enterprises, Inc., a telemarketing company. From 1985 to 1995, Mr. Tobin served as Area Manager-Financial Management at SBC Communications, a telecommunications company.

BOARD COMMITTEES

  The Company's Board of Directors has established three committees, an Audit Committee, a Compensation Committee and an Executive Committee.

  The Audit Committee presently consists of three independent directors and is responsible for reviewing and monitoring the Company's financial reports and accounting practices. The Audit Committee is also responsible for reviewing related party transactions and potential conflicts of interest involving officers, directors, employees or affiliates of the Company.

  The Compensation Committee presently consists of three directors (including two independent directors) and is responsible for determining the compensation of the Company's directors and officers. The Compensation Committee is also authorized to make specific grants under the Company's Stock Option Plan.

  The Executive Committee presently consists of three directors (including the President, Chief Executive Officer and Chairman, the Senior Vice President, Chief Operating Officer and Secretary, and one independent director) and is authorized to consider any matter that may be brought before a meeting of the full Board of Directors, subject to restrictions under Georgia law.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding the annual compensation for services in all capacities to the Company for the year ended December 31, 1997 with respect to the Company's Chairman, President and Chief Executive Officer and each of the Company's two other executive officers who earned more than $100,000 in salary and bonus during such fiscal year (the "Named Executive Officers"):

                        SUMMARY COMPENSATION TABLE

                                           ANNUAL     LONG-TERM
                                        COMPENSATION COMPENSATION
                                        ------------ ------------
                                                      SECURITIES
                                                      UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION                SALARY      OPTIONS    COMPENSATION
---------------------------             ------------ ------------ ------------
Scott D. Dorfman.......................   $226,180         --        $8,686(1)
 President, Chief Executive Officer and
 Chairman
David L. Ellin.........................    197,692     155,000          --
 Senior Vice President, Chief Operating
 Officer, Secretary and Director
Larry C. Hanger........................    114,343      25,000          --
 Vice President--Business Development
 and Director

--------

(1) Represents the full dollar amount of premiums paid by the Company with respect to split-dollar life insurance on the life of Mr. Dorfman.

  The following table sets forth certain information regarding the options granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                    OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL
                                           INDIVIDUAL GRANTS                    REALIZABLE VALUE AT
                         ------------------------------------------------------  ASSUMED RATES OF
                                            PERCENT OF                              STOCK PRICE
                             NUMBER OF     TOTAL OPTIONS                         APPRECIATION FOR
                            SECURITIES      GRANTED TO   EXERCISE OR               OPTION TERMS
                            UNDERLYING     EMPLOYEES IN     BASE     EXPIRATION -------------------
NAME                     OPTION GRANTED(#)  FISCAL YEAR  PRICE($/SH)    DATE     5%($)     10%($)
----                     ----------------- ------------- ----------- ---------- -------- ----------
Scott D. Dorfman........          --             --          --         --           --         --
David L. Ellin..........      100,000(1)       27.55%       $9.10     11/24/07  $572,294 $2,360,305
                               55,000(2)       15.15         9.10     11/24/07   314,762  1,298,168
Larry C. Hanger.........       25,000(1)        6.89         9.10     11/24/07   143,073    590,076

--------

(1) The option becomes exercisable with respect to 50% of the underlying shares on November 24, 1999; with respect to an additional 25% of the underlying shares on November 24, 2000; and with respect to the remaining 25% of the underlying shares on November 24, 2001.

(2) The option is immediately exercisable.

  None of the Named Executive Officers exercised any options during the fiscal year ended December 31, 1997.

  The following table sets forth certain information regarding the value at fiscal year end of unexercised options held by the Named Executive Officers.

                      FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                              UNDERLYING UNEXERCISED   THE-MONEY OPTIONS AT FY-
                                 OPTIONS AT FY-END                END
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Scott D. Dorfman............            --                        --
David L. Ellin..............         0/100,000                 N/A/$0(1)
                                      55,000/0                 $0(1)/N/A
Larry C. Hanger.............          0/25,000                 N/A/$0(1)

--------

(1) Exercise price is equal to fair market value at fiscal year end.

  None of the Company's executive officers or key personnel has an employment agreement with the Company.

DIRECTORS COMPENSATION

  The Company pays its outside directors an annual fee of $10,000, and additional fees of $250 and $100, respectively, for each Board meeting and committee meeting attended. The Company reimburses all directors for their travel and other expenses incurred in connection with attending Board or committee meetings. In addition, on December 11, 1997, the Company granted options to purchase 20,000 shares of Common Stock to Mr. Benator at a price of $9.10. The Company has granted each outside director options to purchase 10,000 shares of Common Stock at the initial public offering price, effective as of the date of this Prospectus.

STOCK OPTION PLAN

  In November 1997, the Company adopted the Stock Option Plan to provide key employees, officers, directors, contractors and consultants an opportunity to own Common Stock of the Company and to provide incentives for such persons to promote the financial success of the Company. Awards under the Stock Option Plan may be structured in a variety of ways, including as "incentive stock options" as defined in Section 422 of the Internal Revenue Code, as amended ("IRC"), non-qualified stock options, restricted stock awards and stock appreciation rights ("SARs"). Incentive stock options may be granted only to full-time employees (including officers) of the Company, including its subsidiaries. Non-qualified options, restricted stock awards, SARs and other permitted forms of awards may be granted to any person employed by or performing services for the Company, including directors, contractors and consultants. The Stock Option Plan provides for the issuance of options and awards for up to 800,000 shares of Common Stock.

  Incentive stock options are also subject to certain limitations prescribed by the IRC, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, may be exercised for no more than five years from the grant date. The Board of Directors of the Company (or the Compensation Committee) otherwise generally has discretion to set the terms and conditions of options and other awards, including the term, exercise price and vesting conditions, if any, to select the persons who receive such grants and awards, and to interpret and administer the Stock Option Plan.

  As of the date of this Prospectus, options to purchase an aggregate of 383,000 shares of Common Stock have been granted under the Stock Option Plan, including options for 155,000 and 25,000 shares of Common Stock issued to Messrs. Ellin and Hanger, respectively, having an exercise price of $9.10 per share, which is based on the fair market value of the Common Stock on the date of grant, as determined by the Board.

                            PRINCIPAL SHAREHOLDERS

  The table below sets forth certain information regarding the beneficial ownership of the Common Stock, as of the date of this Prospectus and giving effect to the Consolidation and to the Offering, by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                 PERCENTAGE BENEFICIALLY OWNED
                             NUMBER OF SHARES    ------------------------------
BENEFICIAL OWNER           BENEFICIALLY OWNED(1) BEFORE OFFERING AFTER OFFERING
----------------           --------------------- --------------- --------------
Scott D. Dorfman(2)......        6,146,154(3)          94.6%          68.3%
ITC Service Company(4)...          353,846(5)           5.4            3.9
David L. Ellin...........           87,500(6)           1.3              *
Larry C. Hanger..........               --               --             --
Bruce V. Benator.........           10,000(7)             *              *
Martin J. Blank..........           10,000(7)             *              *
Campbell B. Lanier, III..          363,846(7)(8)        5.4            3.9
William H. Scott, III....          363,846(7)(8)        5.4            3.9
All directors and
 executive officers as a
 group (9 persons).......        6,595,000            100.0%          72.4%

--------
 * Denotes less than 1%

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after the date of this Prospectus or with respect to which such person has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for such person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group. Options for 95,000 shares granted under the Company's Stock Option Plan are exercisable within 60 days from the date of this Prospectus.
(2) Mr. Dorfman's address is 1828 Meca Way, Norcross, Georgia 30093.
(3) Includes an aggregate of 160,060 shares owned by Mr. Dorfman's wife individually and as custodian and trusts for the benefit of his children and 32,500 shares subject to presently exercisable purchase options granted to Mr. Ellin.

(4) ITC's and Messrs. Lanier's and Scott's address is 1239 O.G. Skinner Drive, West Point, Georgia 31833.

(5) ITC is entitled to receive shares of Common Stock in the Consolidation equal to 10% (ITC's current ownership percentage of Providers L.P.) of $46.0 million (the estimated aggregate value of Providers L.P.) divided by the initial public offering price. The other equity holders of the combining entities will own the remainder of the 6,500,000 shares that will be outstanding after the Consolidation. This formula is expected to result in 353,846 shares being issued to ITC, assuming an initial public offering price of $13.00.
(6) Consists of 32,500 shares subject to presently exercisable options to purchase such shares from Mr. Dorfman and 55,000 shares subject to presently exercisable options from the Company.

(7) Includes presently exercisable options for 10,000 shares of Common Stock.

(8) Consists of the shares owned of record by ITC, with respect to which Messrs. Lanier and Scott, as principal shareholders and officers of such entity, may be deemed the beneficial owner. Messrs. Lanier and Scott disclaim beneficial ownership of such shares.

                             CERTAIN TRANSACTIONS

  Scott D. Dorfman, President, Chief Executive Officer, Chairman of the Board, and majority shareholder of the Company, has guaranteed the Company's obligations under its credit facility with a bank, which consists of a $25,000,000 revolving line of credit and a $2,000,000 term loan, and the subordinated note in the principal amount of $3.5 million payable to ITC described below. The bank guarantee will terminate upon the completion of the Offering, and the subordinated note will be repaid with a portion of the proceeds from the Offering.

  In connection with the Consolidation, Mr. Dorfman, together with his children, and ITC, will receive distributions of $6.0 million and $400,000, respectively, from two pass-through entities that are parties to the Consolidation, which distributions represent a portion of these entities' accumulated earnings. In addition, each of the entities will reimburse Mr. Dorfman and ITC for estimated tax payments with respect to their earnings for 1997 and 1998. Two directors of the Company, Messrs. Lanier and Scott, are officers, directors and principal shareholders of ITC. See "Use of Proceeds."

  As a result of the Consolidation, and as consideration for their respective interests in the affiliated entities that are parties to the Consolidation, shares of Common Stock of the Company will be owned as follows: Mr. Dorfman-- 6,146,154 shares (including 493 shares owned by his wife, and 159,567 shares held in custodianship for his children) and ITC--353,846 shares, assuming an initial public offering price of $13.00. ITC is entitled to receive shares of Common Stock in the Consolidation equal to 10% of $46.0 million divided by the initial public offering price. See "The Consolidation" for a discussion regarding the determination of the number of shares to be issued in the Consolidation.

  Prior to the closing of the Offering, the Company intends to redeem for approximately $390,000 from Arnold Dorfman, the father of Scott D. Dorfman, all of his shares in one of the entities that is a party to the Consolidation. In December 1998, the Company intends to redeem for approximately $590,000 from Arnold Dorfman all of his shares in a second affiliated entity that is a party to the Consolidation. These amounts represent the scheduled redemption values under the terms of agreements reached between the parties in 1993. See
Note 7 of the financial statements.

  ITC is a creditor of the Company with respect to a certain subordinated note in the principal amount of $3.5 million. The note bears interest at the prime rate plus 8.0% per annum and matures in April 1999. Upon the completion of the Offering, the Company intends to repay such note, plus accrued interest, in full. See "Use of Proceeds."

  From January 1, 1996 through October 1, 1997, the Company paid $145,914 in fees to Williams Benator & Libby, LLP, certified public accountants, for accounting and consulting services. Bruce V. Benator, a director of the Company, is a partner of Williams Benator & Libby, LLP. After consummation of the Offering, it is expected that Williams Benator & Libby, LLP will continue to provide accounting and consulting services for the Company.

  On December 11, 1997, the Board of Directors adopted a policy that any transactions between the Company and any of its officers, directors, or principal shareholders or affiliates must be on terms no less favorable than those that could be obtained from unaffiliated parties in comparable situations and must be approved by the Audit Committee of the Board of Directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 9,000,000 shares of Common Stock (9,375,000 shares if the Underwriters' over-allotment option is exercised in full). Of such shares, the 2,500,000 shares sold in the Offering (2,875,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restrictions or further registration under the Securities Act, unless acquired by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), in which case these shares will be subject to the resale limitations of Rule 144.

  The outstanding shares of Common Stock not sold in the Offering were issued and sold by the Company in a private transaction in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and are restricted securities under Rule 144. These shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including the exemption pursuant to Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person who has beneficially owned any such shares for at least one year, which will occur on the first anniversary of the Consolidation, including "affiliates" of the Company, would be entitled to sell in broker's transactions or to market makers within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (estimated to be 90,000 shares after completion of this Offering, or 93,750 shares if the Underwriters' over-allotment option is exercised in full) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sale provisions, or notice requirements. The above is a summary of Rule 144 and is not intended to be a complete description thereof.

  The Company, its officers and directors, and all shareholders of the Company have agreed that they will enter into lock-up agreements generally providing that they will not, directly or indirectly, offer, pledge, sell, contract to sell, or otherwise dispose of or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of J.C. Bradford & Co. on behalf of Underwriters. If a shareholder should request J.C. Bradford & Co. to waive the 180 day lock-up period, J.C. Bradford & Co., consistent with past practice with regard to other issuing companies, would take into consideration the number of shares as to which such request relates, the identity of the requesting shareholder, the relative demand for additional shares of Common Stock in the market, the period of time since the completion of the Offering and the average trading volume and price performance of the Common Stock during such period. See "Underwriting."

  Prior to the Offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that sales of Common Stock by existing shareholders in reliance upon Rule 144 or otherwise will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that it deems appropriate.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.10 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share (the "Preferred Stock"), having such rights and privileges as the Board of Directors may from time to time determine. Giving effect to the Consolidation, 6,500,000 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding immediately prior to the Offering.

  The following summary of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and the Amended and Restated Bylaws (the "Bylaws") of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the applicable provisions of the Georgia Business Corporation Code.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on any issue submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so. All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors of the Company may, in its discretion, declare out of sources legally available therefor. See "Dividend Policy." Upon dissolution, liquidation, or winding up of the Company, holders of Common Stock are entitled to receive on a ratable basis, after payment or provision for payment of all debts and liabilities of the Company and any preferential amount due with respect to outstanding shares of Preferred Stock, all assets of the Company available for distribution, in cash or in kind. Holders of shares of Common Stock do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund. All currently outstanding shares of Common Stock are, and the shares offered hereby (when sold in the manner contemplated by this Prospectus) will be, fully paid and nonassessable.

PREFERRED STOCK

  Pursuant to the Company's Articles of Incorporation, the Board of Directors, from time to time, may authorize the issuance of shares of Preferred Stock in one or more series, may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences and rights (including voting rights) of the shares of each such series and any qualifications, limitations, or restrictions thereon. No shareholder authorization is required for the issuance of shares of Preferred Stock unless imposed by then applicable law. Shares of Preferred Stock may be issued for any general corporate purposes, including acquisitions. The Board of Directors may issue one or more series of Preferred Stock with rights more favorable with regard to dividends and liquidation than the rights of holders of Common Stock. Any such series of Preferred Stock also could be used for the purpose of preventing a hostile takeover of the Company that is considered to be desirable by the holders of the Common Stock, could otherwise adversely affect the voting power of the holders of Common Stock, and could serve to perpetuate the Board of Directors' control of the Company under certain circumstances. Other than the issuance of the series of Preferred Stock previously authorized by the Board of Directors in connection with the Shareholder Rights Plan, described below, no transaction is now contemplated that would result in the issuance of any such shares of Preferred Stock.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

  Staggered Board of Directors; Removal; Filling Vacancies. The Articles of Incorporation provide that the Board of Directors will consist of between five and eleven directors. The Board currently consists of seven directors, four of whom are not employees of the Company. The Board of Directors is divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors. The Company believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure the continuity and stability of the Company's management and policies. The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of the Company's stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case. See "Risk Factors--Certain Anti-Takeover Provisions." The shareholders will be entitled to vote on the election or removal of directors, with each share entitled to one vote.

  The Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. A director may be removed only with cause by the vote of the holders of a majority of the shares entitled to vote for the election of directors at a meeting of the shareholders called for the purpose of removing such director. A vacancy resulting from an increase in the number of directors may be filled by action of the Board of Directors.

  Shareholder Rights Plan. On December 11, 1997, the Company's Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock of the Company, effective January 1, 1998. Each Right entitles the registered holder to purchase from the Company one one-hundredth (1/100) of a share of Series A Participating Cumulative Preferred Stock, par value $0.10 per share (the "Preferred Shares"), of the Company at a price of $60.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustments to the exercise price and the number of Preferred Shares issuable upon exercise from time to time to prevent dilution. The Rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date").

  In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

  Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

  Prior to the Distribution Date, the Rights may not be detached or transferred separately from the Common Stock. The Rights will expire on January 1, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. A more detailed description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Reliance Trust Company as Rights Agent (the "Rights Agent").

  Ability to Consider Other Constituencies. The Articles of Incorporation permit the Board of Directors, in determining what is believed to be in the best interest of the Company, to consider the interests of the employees, customers, suppliers and creditors of the Company, the communities in which offices or other establishments of the Company are located and all other factors the directors consider pertinent, in addition to considering the effects of any actions on the Company and its shareholders. Pursuant to this provision, the Board of Directors may consider numerous judgmental or subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of the Company's shareholders.

INDEMNIFICATION AND LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

  The Company's Bylaws provide for indemnification of directors to the fullest extent permitted by Georgia law. The Articles of Incorporation, to the extent permitted by Georgia law, eliminate or limit the personal liability of directors to the Company and its shareholders for monetary damages for certain breaches of fiduciary duty and the duty of care. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as limitation of liability or indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Pursuant to its Bylaws, the Company may also indemnify its officers, employees, agents and other persons to the fullest extent permitted by Georgia law. The Company's Bylaws obligate the Company, under certain circumstances, to advance expenses to its directors and officers in defending an action, suit or proceeding for which indemnification may be sought. The Company has entered into Indemnification Agreements with its directors and executive officers.

  The Company's Bylaws also provide that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who, while a director, officer, employee or agent, is or was serving as a director, officer, trustee, general partner, employee or agent of one of the Company's subsidiaries or, at the request of the Company, of any other organization, against any liability asserted against such person or incurred by such person in any such capacity, where the Company would have the power to indemnify such person against such liability under Georgia law. The Company intends to purchase and maintain insurance on behalf of all of its directors and executive officers.

OTHER MATTERS

  The Common Stock has been approved for quotation on The Nasdaq National Market under the symbol "INOC."

  The transfer agent and registrar for the Company's Common Stock is Reliance Trust Company, Atlanta, Georgia.

                                 UNDERWRITING

  Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co. and Wheat First Union, a division of Wheat First Securities, Inc., as representatives of the several underwriters (the "Representatives"), have severally agreed to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names:

 NAME OF UNDERWRITERS                                           NUMBER OF SHARES
 --------------------                                           ----------------
J.C. Bradford & Co. ...........................................
Wheat First Securities, Inc. ..................................
                                                                   ---------
  Total........................................................    2,500,000
                                                                   =========

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Common Stock offered hereby, if any of such shares are purchased.

  The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $
per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $    per share to certain other dealers. After the
initial public offering, the public offering price and such concessions may be changed. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.

  The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each of them will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 2,500,000 shares of Common Stock offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiation between the Company and the Representatives. In determining such price, consideration was given to, among other things, the financial and operating history and trends of the Company, the experience of its management, the position of the Company in its industry, the Company's prospects and the Company's financial results. In addition, consideration was given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies.

  The Company, its executive officers and directors and all of its shareholders have agreed with the Representatives not to offer, sell or otherwise dispose of any shares of Common Stock, any securities exercisable for or convertible into Common Stock or any options to acquire Common Stock owned by them prior to the expiration of 180 days from the date of this Prospectus, without the prior written consent of J.C. Bradford & Co., except that the Company may issue shares in connection with the exercise of stock options granted or to be granted under the Company's Stock Option Plan. See "Shares Eligible for Future Sale."

  The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

  In connection with the Offering, the Underwriters and other persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in Common Stock for their own account. To cover over-allotments or to stabilize the price of Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP, Atlanta, Georgia. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

  The financial statements of the Company at December 31, 1995, 1996 and 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon such reports and upon the authority of said firms as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete. With respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Public Reference section of the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

  Prior to filing the Registration Statement of which this Prospectus is a part, the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement, the Company will become subject to the informational and periodic reporting requirements of the Exchange Act, and in accordance therewith, will file periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the public reference facilities and other regional offices referred to above. The Company intends to register the securities offered by the Registration Statement under the Exchange Act simultaneously with the effectiveness of the Registration Statement and to furnish its shareholders with annual reports containing audited financial statements and such other reports as may be required from time to time by law or the Nasdaq National Market.

                       INDEX TO THE FINANCIAL STATEMENTS
                            OF INNOTRAC CORPORATION

COMBINED FINANCIAL STATEMENTS
Report of Independent Public Accountants..................................  F-2
Combined Balance Sheets as of December 31, 1997 and 1996..................  F-3
Combined Statements of Operations for the Years Ended December 31, 1997,
 1996 and 1995............................................................  F-4
Combined Statements of Partners', Members' and Shareholders' Equity for
 the Years Ended December 31, 1997, 1996 and 1995.........................  F-5
Combined Statements of Cash Flows for the Years Ended December 31, 1997,
 1996 and 1995............................................................  F-6
Notes to Combined Financial Statements....................................  F-7
Unaudited Pro Forma Financial Data........................................ F-19
Unaudited Consolidated Pro Forma Statement of Operations for the Year
 Ended December 31, 1997.................................................. F-20
Unaudited Consolidated Pro Forma Balance Sheet as of December 31, 1997.... F-21

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: Innotrac Corporation, IELC, Inc.,
  RenTel #1, Inc., SellTel #1, Inc.,
  HomeTel Systems, Inc.,
  HomeTel Providers, Inc., RenTel #2, LLC,
  SellTel #2, LLC and HomeTel Providers Partners, L.P.:

  We have audited the accompanying combined balance sheets of INNOTRAC CORPORATION (a Georgia corporation), IELC, INC. (a Georgia corporation), RENTEL #1, INC. (a Georgia corporation), SELLTEL #1, INC. (a Georgia corporation), HOMETEL SYSTEMS, INC. (a Georgia corporation), HOMETEL PROVIDERS, INC. (a Georgia corporation), RENTEL #2, LLC (a Georgia limited liability company), SELLTEL #2, LLC (a Georgia limited liability company) and HOMETEL PROVIDERS PARTNERS, L.P. (a Georgia limited partnership) (collectively referred to as the "Companies") as of December 31, 1997 and 1996 and the related combined statements of operations, partners', members' and shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Innotrac Corporation, IELC, Inc., RenTel #1, Inc., SellTel #1, Inc., HomeTel Systems, Inc., HomeTel Providers, Inc., RenTel #2, LLC, SellTel #2, LLC and HomeTel Providers Partners, L.P. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Atlanta, Georgia

January 26, 1998

               INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                    SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                    HOMETEL PROVIDERS, INC., RENTEL #2, LLC,

              SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

         COMBINED BALANCE SHEETS AS OF DECEMBER 31, 1997 AND 1996

                         ASSETS                             1997        1996
                         ------                          ----------- -----------
Current assets:
 Cash and cash equivalents.............................  $   553,746 $ 2,004,746
 Accounts receivable, net (Note 3).....................   20,081,229  25,460,016
 Inventories...........................................    2,935,611  10,020,635
 Deferred tax assets (Note 6)..........................      386,000      15,000
 Prepaid expenses and other current assets.............      372,605     344,951
                                                         ----------- -----------
 Total current assets..................................   24,329,191  37,845,348
                                                         ----------- -----------
Property and equipment:
 Rental equipment......................................   10,432,645  13,005,802
 Computer, machinery and transportation equipment......    1,557,765   1,368,471
 Furniture, fixtures and leasehold improvements........      720,097     732,182
                                                         ----------- -----------
                                                          12,710,507  15,106,455
 Less accumulated depreciation and amortization........    5,101,992   4,167,937
                                                         ----------- -----------
                                                           7,608,515  10,938,518
                                                         ----------- -----------
Other assets, net of amortization of $126,736 and
 $160,255 as of December 31, 1997 and 1996,
 respectively..........................................      557,537     252,656
                                                         ----------- -----------
 Total assets..........................................  $32,495,243 $49,036,522
                                                         =========== ===========

                                                        PRO FORMA
                                                        EQUITY AT
                                                       DECEMBER 31,
                                             1997          1997        1996
                                          -----------  ------------ -----------
LIABILITIES AND PARTNERS', MEMBERS', AND
          SHAREHOLDERS' EQUITY                          (NOTE 11)
Current liabilities:
 Current portion of long-term debt
  (Note 4).............................   $   737,687               $   787,523
 Line of credit (Note 4)...............     8,545,200                17,230,621
 Accounts payable......................     4,765,772                15,420,211
 Distributions payable (Note 2)........     1,007,395                   300,229
 Accrued expenses......................     7,433,611                 5,083,672
 Other.................................       318,088                    65,173
                                          -----------               -----------
 Total current liabilities.............    22,807,753                38,887,429
                                          -----------               -----------
Noncurrent liabilities:
 Subordinated debt (Note 4)............     3,500,000                 3,500,000
 Long-term debt (Note 4)...............       403,779                 1,060,720
 Deferred tax liabilities (Note 6).....        40,000                   206,000
 Other.................................             0                    12,300
                                          -----------               -----------
 Total noncurrent liabilities..........     3,943,779                 4,779,020
                                          -----------               -----------
 Total liabilities.....................    26,751,532                43,666,449
                                          -----------               -----------
Commitments and contingencies (Note
 5)....................................
Redeemable capital stock (Note 7)......       916,949                   830,033
                                          -----------               -----------
Partners', members' and shareholders'
 equity (Note 8):
 Partners' capital.....................     1,758,896   (2,241,104)   1,902,038
 Members' deficit......................      (489,701)    (489,701)    (272,381)
 Common stock..........................         4,590        4,590        4,590
 Additional paid-in capital............        14,370       14,370       14,370
 Retained earnings.....................     3,538,607    1,138,607    2,891,423
                                          -----------   ----------  -----------
 Total partners', members' and
  shareholders' equity.................     4,826,762   (1,573,238)   4,540,040
                                          -----------   ----------  -----------
 Total liabilities and partners',
  members' and shareholders' equity....   $32,495,243               $49,036,522
                                          ===========               ===========

 The accompanying notes are an integral part of these combined balance sheets.

               INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                    SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                    HOMETEL PROVIDERS, INC., RENTEL #2, LLC,

              SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

                       COMBINED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1997         1996         1995
                                         -----------  -----------  -----------
Revenues, net........................... $87,978,487  $71,297,170  $44,886,334
Cost of revenues........................  67,986,434   55,519,503   30,658,112
                                         -----------  -----------  -----------
    Gross profit........................  19,992,053   15,777,667   14,228,222
                                         -----------  -----------  -----------
Operating expenses:
  Selling, general and administrative
   expenses.............................  12,571,947   10,390,817    6,510,069
  Depreciation and amortization.........     630,824      429,170      292,609
                                         -----------  -----------  -----------
    Total operating expenses............  13,202,771   10,819,987    6,802,678
                                         -----------  -----------  -----------
Operating income........................   6,789,282    4,957,680    7,425,544
                                         -----------  -----------  -----------
Other (income) expense:
  Interest expense......................   1,788,003    1,456,508    1,089,853
  Other.................................     118,341       94,367      (72,645)
                                         -----------  -----------  -----------
    Total other expense.................   1,906,344    1,550,875    1,017,208
                                         -----------  -----------  -----------
Income before income taxes..............   4,882,938    3,406,805    6,408,336
Income tax provision....................      76,700     (211,494)    (793,629)
                                         -----------  -----------  -----------
    Net income.......................... $ 4,959,638  $ 3,195,311  $ 5,614,707
                                         ===========  ===========  ===========
Unaudited Pro Forma Data (Note 11):
 Income tax provision................... $(2,716,917)
                                         ===========
 Net income............................. $ 3,908,024
                                         ===========
 Net income per share................... $      0.43
                                         ===========


   The accompanying notes are an integral part of these combined statements.

               INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                    SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                    HOMETEL PROVIDERS, INC., RENTEL #2, LLC,

              SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

      COMBINED STATEMENTS OF PARTNERS', MEMBERS' AND SHAREHOLDERS' EQUITY

                              PARTNERS'   MEMBERS'   COMMON PAID-IN  RETAINED
                               CAPITAL     DEFICIT   STOCK  CAPITAL  EARNINGS      TOTAL
                             -----------  ---------  ------ ------- ----------  -----------
BALANCE, DECEMBER 31,
 1994......................  $   406,275  $       0  $4,590 $14,370 $1,199,057  $ 1,624,292
Net income.................    2,032,545          0       0       0  3,582,162    5,614,707
Distributions to
 shareholders, members and
 partners..................   (1,331,028)         0       0       0 (2,607,242)  (3,938,270)
Accreted dividends on
 redeemable capital stock..            0          0       0       0   (105,608)    (105,608)
                             -----------  ---------  ------ ------- ----------  -----------
BALANCE, DECEMBER 31,
 1995......................    1,107,792          0   4,590  14,370  2,068,369    3,195,121
Member contributions.......            0      2,000       0       0          0        2,000
Net income (loss)............. 1,323,246    (39,381)      0       0  1,911,446    3,195,311
Distributions to
 shareholders, members and
 partners..................     (529,000)  (235,000)      0       0   (977,000)  (1,741,000)
Accreted dividends on
 redeemable capital stock..            0          0       0       0   (111,392)    (111,392)
                             -----------  ---------  ------ ------- ----------  -----------
BALANCE, DECEMBER 31,
 1996......................    1,902,038   (272,381)  4,590  14,370  2,891,423    4,540,040
Net income (loss)..........    3,540,858   (232,320)      0       0  1,651,100    4,959,638
Distributions to
 shareholders, members and
 partners..................   (3,684,000)    15,000       0       0   (917,000)  (4,586,000)
Accreted dividends on
 redeemable capital stock..            0          0       0       0    (86,916)     (86,916)
                             -----------  ---------  ------ ------- ----------  -----------
BALANCE, DECEMBER 31,
 1997......................  $ 1,758,896  $(489,701) $4,590 $14,370 $3,538,607  $ 4,826,762
                             ===========  =========  ====== ======= ==========  ===========


   The accompanying notes are an integral part of these combined statements.

               INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                    SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                    HOMETEL PROVIDERS, INC., RENTEL #2, LLC,

              SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

                       COMBINED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                            1997         1996          1995
                                         -----------  -----------  ------------
Cash flows from operating activities:
 Net income............................  $ 4,959,638  $ 3,195,311  $  5,614,707
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Depreciation and amortization.........      630,824      429,170       292,609
 Depreciation--rental equipment........    3,711,330    3,004,699     1,763,028
 Loss on disposal of rental equipment..    4,478,785    2,538,129     1,755,956
 Subordinated debt accretion...........            0      163,781       179,776
 Deferred income taxes.................     (537,000)    (107,000)      227,000
 Decrease (increase) in accounts
  receivable...........................    5,378,787   (6,753,077)  (12,594,156)
 Decrease (increase) in inventories....    7,085,024   (7,683,173)   (1,092,926)
 Increase (decrease) in prepaid
  expenses and other assets............     (484,466)    (327,074)       44,466
 (Decrease) increase in accounts
  payable..............................   (8,959,441)   3,610,642     8,814,933
 Increase in accrued expenses..........    2,249,939    2,484,253     1,397,043
 Other.................................      368,845     (468,149)       12,119
                                         -----------  -----------  ------------
  Net cash provided by (used in)
   operating activities................   18,882,265       87,512     6,414,555
                                         -----------  -----------  ------------
Cash flows from investing activities:
 Accrued equipment purchases...........   (1,595,000)    (272,000)            0
 Purchases of property and equipment...   (5,342,233)  (7,699,769)   (7,812,510)
                                         -----------  -----------  ------------
  Net cash used in investing
   activities..........................   (6,937,233)  (7,971,769)   (7,812,510)
                                         -----------  -----------  ------------
Cash flows from financing activities:
 Net (repayments) borrowings under
  lines of credit......................   (8,685,421)  13,168,781     3,164,848
 Proceeds from long-term debt..........            0    2,096,000             0
 Repayment of long-term debt...........     (702,027)    (327,766)     (397,401)
 Repayment of subordinated debt........            0   (1,000,000)            0
 Loan commitment fees..................     (125,000)    (200,000)            0
 Proceeds from members' contributions..            0        2,000             0
 Distributions to shareholders, members
  and partners.........................   (3,883,584)  (3,890,244)   (2,179,797)
                                         -----------  -----------  ------------
  Net cash (used in) provided by
   financing activities................  (13,396,032)   9,848,771       587,650
                                         -----------  -----------  ------------
Net (decrease) increase in cash and
 cash equivalents......................   (1,451,000)   1,964,514      (810,305)
Cash and cash equivalents, beginning of
 period................................    2,004,746       40,232       850,537
                                         -----------  -----------  ------------
Cash and cash equivalents, end of
 period................................  $   553,746  $ 2,004,746  $     40,232
                                         ===========  ===========  ============
Supplemental cash flow disclosures:
 Cash paid for interest................  $ 1,787,975  $ 1,207,483  $    846,010
                                         ===========  ===========  ============
 Cash paid for income taxes, net of
  refunds received.....................  $    84,675  $   891,552  $    523,134
                                         ===========  ===========  ============
Non cash transactions:
 Accreted dividends on Redeemable
  Capital Stock........................  $    86,916  $   111,392  $    105,608
                                         ===========  ===========  ============

   The accompanying notes are an integral part of these combined statements.

              INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                   HOMETEL PROVIDERS, INC., RENTEL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

  Innotrac Corporation ("Innotrac"), IELC, Inc., RenTel #1, Inc. ("RenTel"), SellTel #1, Inc. ("SellTel"), HomeTel Systems, Inc., HomeTel Providers, Inc., RenTel #2, LLC, SellTel #2, LLC and HomeTel Providers Partners, L.P. ("Providers L.P.") are collectively referred to herein as the "Companies". Each of these entities provides various types of marketing support services. The Companies are all owned 100% by one shareholder or his immediate family except for RenTel, SellTel, and Providers L.P. (which each have a 10% minority interest owned by one party). The minority interests of RenTel and SellTel are owned by a related party of the shareholder. In conjunction with Innotrac's planned initial public offering (the "Offering"), the Companies will reorganize as one consolidated entity. See Note 11 for a description of the Companies' planned consolidation.

  Innotrac provides direct marketing services, including fulfillment, order processing, data processing and teleservices. IELC, Inc. ("IELC") provides employee-leasing services. RenTel rents caller identification display devices ("Caller I.D. units") and SellTel sells Caller I.D. units and other telecommunications equipment on an installment basis to consumers in Tennessee and South Carolina. RenTel #1, L.L.C. ("RenTel #2") rents Caller I.D. units and SellTel #1, L.L.C. ("SellTel #2") sells Caller I.D. units and other telecommunications equipment on an installment basis to consumers in California. HomeTel Systems, Inc. ("HomeTel") rents and sells various types of telecommunications equipment to consumers in the southeastern and western United States. HomeTel Providers, Inc. ("Providers Inc.") is the general partner of Providers, L.P. which rents and sells on an installment basis Caller I.D. units and other telecommunications equipment to consumers in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, and North Carolina.

  See Note 7 for a discussion of RenTel and SellTel debt and equity arrangements.

2. SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

  The accompanying combined financial statements include the accounts of Innotrac, IELC, RenTel, SellTel, HomeTel, Providers Inc., RenTel #2, SellTel #2 and Providers, L.P. and are prepared on the accrual basis of accounting. Significant intercompany accounts and transactions have been eliminated in the combination. Combined financial statements are presented since the Companies have similar ownership and interrelated activities.

  The financial information included herein may not necessarily reflect the financial position, results of operations, or cash flows of the Companies in the future or what the financial position, results of operations, or cash flows of the Companies would have been if they were combined as a separate, stand-alone company during the periods presented.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the

               INNOTRAC CORPORATION,IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                   HOMETEL PROVIDERS, INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Sources of Supplies

  In accordance with their agreements with certain telecommunications companies, the Companies primarily use two providers for the supply of telecommunications equipment. However, if these vendors were unable to meet the Companies' needs, management believes that other sources for this equipment exist on commensurate terms and that operating results would not be adversely affected.

 Concentration of Revenues

  Revenues earned under the Companies' agreement with a major telecommunications company to sell and rent certain telecommunications equipment to the customers of this company accounted for approximately 85%, 82% and 82% of total revenues for the years ended December 31, 1997, 1996 and 1995, respectively. If this agreement were terminated, it could have a material adverse affect on the future operating results and liquidity of the Companies (Note 5).

 Cash and Cash Equivalents

  The Companies consider all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Inventories

  Inventories, consisting primarily of telecommunications equipment, are stated at the lower of cost or market, with cost determined by the first-in, first-out method.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is determined using straight-line methods over the following estimated useful lives:

   Rental equipment................................................... 3-4 years
   Computers..........................................................   3 years
   Machinery and transportation equipment............................. 5-7 years
   Furniture and fixtures.............................................   7 years

  Leasehold improvements are amortized using the straight-line method over the shorter of the service lives of the improvements or the remaining term of the lease.

  Prior to January 1, 1996, depreciation for rental equipment was computed using the straight-line method over a four-year period. As a result of a review of its rental equipment, management decreased the useful lives of its rental equipment to three years. The effect of this change was not material to the results of operations.

  Rental equipment is written off at its net book value when it is no longer generating revenues or is not returned by the customer. Provisions are made for estimated equipment losses that have not yet been reported.

               INNOTRAC CORPORATION,IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                   HOMETEL PROVIDERS, INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

Equipment rental losses were approximately $4,479,000, $2,538,000 and $1,756,000 for the years ended December 31, 1997, 1996 and 1995 respectively, and are included in "Cost of revenues" on the accompanying statements of operations.

 Long-Lived Assets

  The Companies periodically review the values assigned to long-lived assets such as property and equipment to determine if any impairments are other than temporary. Management believes that the long-lived assets on the accompanying balance sheets are appropriately valued.

 Stock-based Compensation Plans

  The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"). SFAS 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement, shall disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS 123.

 Income Taxes

  Innotrac, IELC and SellTel, as C corporations, utilize the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

  The shareholders of RenTel, Providers Inc. and HomeTel have elected to have the Companies treated as S corporations. The Internal Revenue Code of 1986, as amended (the "Code") and certain applicable state statutes provide that the income and expenses of an S corporation are not taxable separately to the corporation but rather accrue directly to the shareholders. Accordingly, no provisions for federal and certain state income taxes related to these entities have been made in the accompanying financial statements.

  The Code and certain applicable state statutes provide that the income and expenses of a partnership are not separately taxable to the partnership, but rather accrue directly to the partners. Accordingly, no provision for federal and certain state income taxes related to Providers, L.P. have been made in the accompanying financial statements.

  As limited liability companies, RenTel #2 and SellTel #2 are not subject to federal and state income taxes. The taxable income or loss of these entities are included in the federal and state income tax returns of their members. Accordingly, no provisions for income taxes have been reflected in the accompanying financial statements related to these entities.

  It is the policy of management to pay and accrue distributions primarily for income taxes that are required to be paid by the shareholders, members and partners due to the flow through of income of RenTel, RenTel #2, SellTel #2, HomeTel, Providers Inc., and Providers, L.P. During the years ended December 31, 1997, 1996 and 1995, distributions of approximately $4,586,000, $1,741,000 and $3,938,000, respectively, were recorded, of

               INNOTRAC CORPORATION,IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                   HOMETEL PROVIDERS, INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

which approximately $1,007,000 and $300,000 were accrued and unpaid as of December 31, 1997 and 1996, respectively. Additionally, in conjunction with the reorganization (Note 11), management anticipates distributing approximately $6,400,000 of the undistributed earnings of approximately $9,000,000 to the owners of HomeTel and Providers, L.P.

 Revenue Recognition

  Revenues are recognized on the accrual basis as services are provided to customers or as units are shipped or rentals are provided. Allowances are made for estimated billings that are not collectible and for estimates of product returns (Note 3).

 Fair Value of Financial Instruments

  The carrying values of the Companies' financial instruments approximate their fair values.

 Advertising Costs

  The Companies expense all advertising costs as incurred.

3. ACCOUNTS RECEIVABLE

  The Companies' accounts receivable include amounts that are billed in installments over a five to twelve month period. Accounts receivable were composed of the following at December 31, 1997 and 1996:

                                                          1997         1996
                                                       -----------  -----------
   Billed receivables................................. $15,812,276  $16,857,463
   Unbilled installment receivables...................   9,976,198   12,844,916
                                                       -----------  -----------
   Total receivables..................................  25,788,474   29,702,379
   Less allowances....................................  (5,707,245)  (4,242,363)
                                                       -----------  -----------
                                                       $20,081,229  $25,460,016
                                                       ===========  ===========

  Management believes that the allowances for doubtful accounts and returns reduce the gross accounts receivable to net amounts that will be collected.

              INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                   HOMETEL PROVIDERS, INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


4. FINANCING OBLIGATIONS

  Financing obligations as of December 31, 1997 and 1996 consisted of the following:

                                                            1997       1996
                                                         ---------- -----------
Borrowings under revolving credit agreement (up to
 $25,000,000 individually or in aggregate, except as to
 Providers, L.P., which borrowings cannot exceed
 $12,000,000; the revolving advances owing by any one
 borrower cannot exceed an amount equal to the sum of
 80% of the eligible accounts receivable plus 70% of
 the eligible installment receivables); interest
 payable monthly at rates equal to the prime rate (8.5%
 and 8.25% at December 31, 1997 and 1996,
 respectively), or at the Company's option, LIBOR plus
 a margin, expires on November 15, 1999, secured by all
 assets of the Companies and a personal guarantee of
 the sole shareholder of Innotrac......................  $8,545,200 $17,230,621
Subordinated note payable to the limited partner of
 Providers, L.P., due April 1999; interest payable
 monthly at a variable rate of prime plus 8% (16.5% as
 of December 31, 1997) and a fixed rate of 14% as of
 December 31, 1996; secured by accounts receivable,
 inventories, rental equipment and the personal
 guarantee of the sole shareholder of the general
 partner of Providers, L.P.; subordinated to the line
 of credit.............................................   3,500,000   3,500,000
Note payable, due in monthly installments of principal
 of $55,556, plus interest at 8.95%, through July 1999;
 secured by accounts receivable, inventories, equipment
 and the personal guarantee of Innotrac's sole
 shareholder...........................................   1,055,555   1,722,222
Other..................................................      85,911     126,021
                                                         ---------- -----------
                                                         13,186,666  22,578,864
Current portion........................................   9,282,887  18,018,144
                                                         ---------- -----------
                                                         $3,903,779 $ 4,560,720
                                                         ========== ===========

  Scheduled maturities of financing obligations are as follows:

   1998.............................................................   9,282,887
   1999.............................................................   3,903,779
                                                                     -----------
     Total.......................................................... $13,186,666
                                                                     ===========

  The revolving line of credit agreement and the term note contain various restrictive financial and change of ownership control covenants. The Companies were in compliance with all covenants as of December 31, 1997.

              INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                   HOMETEL PROVIDERS, INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


5. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  Innotrac leases office and warehouse space and equipment under various operating leases. The primary office and warehouse operating leases provide for escalating payments over the lease term. Innotrac recognizes rent expense on a straight-line basis over the lease term and accrues the differences each month between the amount expensed and the amount actually paid.

  Aggregate future minimum lease payments under noncancellable operating leases with original periods in excess of one year as of December 31, 1997 are as follows:

   1998............................................................ $ 1,229,870
   1999............................................................   1,187,745
   2000............................................................     908,750
   2001............................................................     908,750
   2002............................................................     908,750
   Thereafter......................................................   4,998,125
                                                                    -----------
   Total minimum lease payments.................................... $10,141,990
                                                                    ===========

  Rent expense under all operating leases totaled approximately $1,121,000, $770,000 and $393,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

 Marketing Support Agreement

  The Companies have entered into a six-year agreement, which expires in March 2000, with a major telecommunications company to sell and rent certain telecommunications equipment to the customers of this company. The telecommunications company has agreed to provide billing, collection and referral services for the Companies. This agreement can be terminated upon 24 months written notice; however, in the event of termination, the telecommunications company must continue to provide billing and collections services for existing customers for four years after the termination of the agreements.

 Legal Proceedings

  The Companies are subject to legal proceedings and claims that arise in the ordinary course of business. There are no material pending legal proceedings to which the Companies are a party.

6. INCOME TAXES

  Details of the income tax benefit (provision) for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                  1997       1996       1995
                                                ---------  ---------  ---------
   Current..................................... $(460,300) $(318,494) $(566,629)
   Deferred....................................   537,000    107,000   (227,000)
                                                ---------  ---------  ---------
                                                $  76,700  $(211,494) $(793,629)
                                                =========  =========  =========

              INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                   HOMETEL PROVIDERS, INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Deferred income taxes reflect the net effect of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Companies' deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:

                                                           1997       1996
                                                         ---------  ---------
   Noncurrent deferred tax (liabilities) assets:
     Property, plant, equipment basis differences....... $  43,000  $  16,000
     Conversion from cash to accrual taxpayer method--
      long term.........................................   (83,000)  (227,000)
     Other..............................................         0      5,000
                                                         ---------  ---------
                                                           (40,000)  (206,000)
                                                         ---------  ---------
   Current deferred tax (liabilities) assets:
     Reserves for uncollectable accounts................   524,000    131,000
     Conversion from cash to accrual taxpayer method--
      current...........................................  (143,000)  (143,000)
     Other..............................................     5,000     27,000
                                                         ---------  ---------
                                                           386,000     15,000
                                                         ---------  ---------
   Net deferred tax asset (liability)................... $ 346,000  $(191,000)
                                                         =========  =========

  Innotrac converted from the cash basis to the accrual basis for income tax purposes effective August 1995, with the accumulated difference to be added back to taxable income over a four-year period.

  A reconciliation of the income tax (benefit) provision computed at statutory rates to the income tax provision for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                         1997    1996   1995
                                                         -----   -----  -----
   Federal statutory rate...............................  34.0%   34.0%  34.0%
   Increase (reduction) in taxes resulting from:
     State income taxes, net of federal benefit.........   1.4     3.6    3.1
     Income taxable directly to shareholders, partners
      and members (Notes 1 and 2)....................... (37.9)  (31.8) (24.9)
   Other................................................   0.9     0.4    0.1
                                                         -----   -----  -----
                                                          (1.6)%   6.2%  12.3%
                                                         =====   =====  =====

7. REDEEMABLE CAPITAL STOCK

  In September 1993, the Companies obtained $1,000,000 of financing from a related party in the form of subordinated debt both in RenTel and SellTel. The subordinated debt required monthly payments of interest with principal maturing at 36 months. The subordinated debt was repaid in full in September 1996. Additionally, the related party received callable common stock representing 10% of the common stock in Rentel and SellTel. The terms of the callable common stock provide each of Rentel and SellTel the option to call the common stock at predetermined amounts on or before September 30, 1998 beginning in September 1996. If the Companies do not call the common stock interests, the Companies are obligated to issue the related party an additional 10% common stock interest to redeem the common stock. Due to the related party nature of the transaction, the Companies are accounting for the callable common stock as redeemable equity.

               INNOTRAC CORPORATION,IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                   HOMETEL PROVIDERS, INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

The Companies allocated the capital raised between "Subordinated Debt" and "Redeemable Capital Stock" on the accompanying balance sheets at the respective fair market values based on discounted cash flow analyses (approximately $500,000 each to "Subordinated Debt" and "Redeemable Capital Stock") and then accreted to their redemption values over 36 months using the effective interest rate method (an approximate 30% return on both the subordinated debt and the callable common stock). The portion of the accretion attributable to Subordinated Debt is reflected as interest expense in the accompanying statements of operations. For the equity portion, the Companies have accreted through the recording of dividends to the estimated redemption amounts at each balance sheet date and reflected such redemption amounts as "Redeemable Capital Stock" on the accompanying balance sheets. These dividends represent a 16% effective rate through September 1996 (the first trigger date as defined) and 10% thereafter. In conjunction with the Offering (see Note
11), the Companies anticipate redeeming the RenTel shares prior to or on the effective date of the Offering for $390,000 and the SellTel shares for $590,000 subsequent to the effective date.

8. PARTNERS', MEMBERS' AND SHAREHOLDERS' EQUITY

  Common stock and paid-in capital consisted of the following at December 31, 1997 and 1996:

                                                                COMMON PAID-IN
                                                                STOCK  CAPITAL
                                                                ------ -------
   Innotrac Corporation, $0.10 par value, 100,000 shares
    authorized, 15,300 shares issued and outstanding..........  $1,530 $13,470
   IELC, Inc., no par value, 1,000 shares authorized, 10
    shares issued
    and outstanding...........................................     100       0
   RenTel #1, Inc., no par value, 1,000 shares authorized, 100 shares issued
    and outstanding...........................................     900       0
   SellTel #1, Inc., no par value, 1,000 shares authorized,
    100 shares issued
    and outstanding...........................................     900       0
   HomeTel Systems, Inc., no par value, 10,000 shares
    authorized, 100 shares issued and outstanding.............   1,060       0
   HomeTel Providers Inc., $0.10 par value, 10,000 shares
    authorized, 1,000 shares issued and outstanding...........     100     900
                                                                ------ -------
                                                                $4,590 $14,370
                                                                ====== =======

  See Note 11 for a description of the Companies' plan of consolidation.

9. EMPLOYEE RETIREMENT PLAN

  Employees of Innotrac may participate in an employee retirement defined contribution plan. The plan covers all employees of the participating entities who have at least one year of service (six months if hired before January 1, 1997) and are 18 years of age. Participants may elect to defer 15% of compensation up to a maximum amount determined annually pursuant to IRS regulations. Innotrac has elected to provide matching employer contributions equal to 15% of contributions for less than five years of service, 25% of contributions for five to nine years of service, and 35% of contributions for over nine years of service. Total matching contributions made to the plan and charged to expense by Innotrac for the years ended December 31, 1997, 1996 and 1995 were not material.

              INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                    HOMETEL PROVIDERS INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

10. STOCK BASED COMPENSATION

  In November 1997, the Company adopted a stock option plan (the "Stock Option Plan") to provide key employees, officers, directors, contractors, and consultants an opportunity to own Common Stock of the Company and to provide incentives for such persons to promote the financial success of the Company. Awards under the Stock Option Plan may be structured in a variety of ways, including as "incentive stock options" as defined in Section 422 of the Internal Revenue Code, as amended (the "Code"), non-qualified stock options, restricted stock awards, and stock appreciation rights ("SARs"). Incentive stock options may be granted only to full-time employees (including officers) of the Company and its subsidiaries. Non-qualified options, restricted stock awards, SARs, and other permitted forms of awards may be granted to any person employed by or performing services for the Company, including directors, contractors, and consultants. The Stock Option Plan provides for the issuance of options to purchase up to an aggregate of 800,000 shares of Common Stock.

  Incentive stock options are also subject to certain limitations prescribed by the Code, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option. The Board of Directors of the Company (or a committee designated by the Board) otherwise generally has discretion to set the terms and conditions of options and other awards, including the term, exercise price, and vesting conditions, if any; to select the persons who receive such grants and awards; and to interpret and administer the Stock Option Plan.

  As of December 31, 1997, stock options to purchase an aggregate of 343,000 shares at $9.10 per share of Common Stock have been granted under the Stock Option Plan. 55,000 of these options vested immediately at the date of grant; the remaining options vest 50%, 25% and 25% at two, three and four years, respectively, after the grant date and expire 10 years from the grant date. Additionally, the Company plans on granting 40,000 shares on the effective date of the Offering to four non-employee members of the Board of Directors at a price equal to the initial public offering price which will vest immediately upon grant. At December 31, 1997, all of the 343,000 options granted were outstanding with a weighted average contractual life of 9.9 years. 55,000 options were exercisable at December 31, 1997 at $9.10 per share.

  The Company has elected to account for its option plans under APB 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1997 using the Black-Scholes option-pricing model as prescribed by SFAS 123 using the following weighted average assumptions used for grants in 1997:

      Risk-free interest rate.........................................      5.3%
      Expected dividend yield.........................................        0%
      Expected lives.................................................. 2.7 Years
      Expected volatility.............................................       49%

  The total value of options granted during 1997 was computed as approximately $2,172,000 which would be amortized on a pro forma basis over the four year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS 123, the Company's net income and net income per share (see Note 11

              INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                    HOMETEL PROVIDERS INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

for a discussion of pro forma earnings per share) for the year ended December 31, 1997 would have decreased by the following unaudited pro forma amounts:

                                                                      PRO FORMA
                                                                       ADJUSTED
                                                                       FOR THE
                                                                      IMPACT OF
                                                           PRO FORMA   SFAS 123
                                                           ---------- ----------
      Net income.......................................... $3,874,507 $3,666,972
      Net income per share................................ $     0.43 $     0.40

11. SUBSEQUENT EVENTS

 Initial Public Offering

  In the first quarter of 1998, Innotrac is planning an initial public offering of common stock. Innotrac plans to issue 2,500,000 shares (2,875,000 if the underwriters overallotment is exercised in full) at an estimated initial public offering price of between $12.00 and $14.00 per share. There can be, however, no assurance that the Offering will be completed at a per share price within the estimated range or at all. There are significant potential risks associated with this Offering as well as Innotrac's ability to compete profitability in this industry including, but not limited to, the following:

  RISKS ASSOCIATED WITH PRODUCT-BASED MARKETING SUPPORT SERVICES

    In connection with certain of its fulfillment services, the Company purchases the Caller ID and other equipment from third party vendors and, therefore, assumes the risks of inventory obsolescence, damage to leased units, theft and creditworthiness of purchasers. The ability of the Company to receive payment for sales or rentals of such equipment is dependent on the transmittal of correct customer invoices and remittance on a timely basis by BellSouth and Pacific Bell. The occurrence of any of these events could have a material adverse effect on the Company's business, results of operations and financial condition. The credit risk assumed by the Company is particularly significant because of the large number of customers, each of which owes a relatively small amount. The Company's allowance for bad debt was approximately $5,707,000 at December 31, 1997.

  RELIANCE ON TELECOMMUNICATIONS INDUSTRY

    Caller ID is a relatively recent offering by telecommunications companies and there can be no assurance that it will gain or sustain wide acceptance in the marketplace. In addition, the provision of Caller ID services by telecommunications companies is regulated at both the federal and state level. Such regulations may have the effect of delaying the offering of Caller ID service in a market of one of the Company's clients.

    The Company is also dependent on the level of resources (financial and otherwise) expended by its clients to promote Caller ID service. There can be no assurance that the Company's telecommunications clients will sufficiently promote, or continue to promote, Caller ID service in their areas. Furthermore, there can be no assurance that the Company's telecommunications clients will achieve their estimated "market penetration" (the percentage of consumer telephone lines capable of receiving Caller ID services that actually receive such services) goals, upon which the Company, in part, plans its operations. In addition, at some time in the future, peak market penetration for Caller ID service may be achieved by the Company's

              INNOTRAC CORPORATION, IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                   HOMETEL PROVIDERS, INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  clients or Caller ID service may be replaced by a different service or hardware. The occurrence of any of these factors could have a material adverse effect on the Company's business, results of operations and financial condition.

  RISKS OF BUSINESS INTERRUPTION; NEW FACILITY

    The Company's operations are dependent upon its ability to protect its distribution facilities, call center, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the third quarter of 1998, the Company expects to move its corporate offices and four distribution facilities into a new facility. In the event the Company experiences a temporary or permanent interruption of its business, through casualty, operating malfunction, as a result of the move or otherwise, the Company's business, results of operations or financial condition could be materially adversely affected. The Company's property and business interruption insurance, may not adequately compensate the Company for all losses that it may incur.

  RISKS ASSOCIATED WITH RAPIDLY CHANGING TECHNOLOGY; CONVERSION TO NEW
SOFTWARE

    The Company's business is highly dependent on its computer and telecommunications equipment and software systems. The Company intends to use a portion of the net proceeds of the Offering to upgrade certain computer hardware and software, and, as a result, will convert certain existing programs to the new system. There can be no assurance that the Company can effectively or efficiently convert its programs to the new system. In addition, the Company's failure to maintain its technological capabilities or to respond effectively to technological changes could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future success also will be highly dependent upon its ability to enhance existing services and develop applications to focus on its clients' needs and introduce new services and products to respond to changing technological developments. There can be no assurance that the Company can select, invest in and develop new and enhanced technology on a timely basis in the future in order to meet clients' needs and to maintain its own competitiveness, and the Company's failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

  ABILITY TO CONTINUE AND MANAGE GROWTH

    Innotrac has recently experienced significant growth in its operations. The Company's success will depend upon its ability to initiate, develop and maintain existing and new client relationships; respond to competitive developments; develop its sales and marketing forces; attract, train, motivate and retain management and hourly personnel; and maintain the high quality of the services and products that it provides to its clients. In addition, the Company has entered into a long-term lease for a new facility, which will increase lease expenses by approximately $400,000 per year. The Company's continued rapid growth can be expected to place a significant strain on the Company's management, operations, employees and resources. There can be no assurance that the Company will be able to maintain or accelerate its current growth, effectively manage its expanding operations or achieve planned growth on a timely or profitable basis. If the Company is unable to manage its growth effectively, its business, results of operations and financial condition could be materially adversely affected.

               INNOTRAC CORPORATION,IELC, INC., RENTEL #1, INC.,

                   SELLTEL #1, INC., HOMETEL SYSTEMS, INC.,

                    HOMETEL PROVIDERS INC., RENTAL #2, LLC,

             SELLTEL #2, LLC AND HOMETEL PROVIDERS PARTNERS, L.P.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  DEPENDENCE ON KEY PERSONNEL

    The Company's operations depend in large part on the abilities and continuing efforts of its executive officers and senior management. In order to support its growth the Company will be required to effectively recruit, develop and retain additional qualified management personnel. There can be no assurance that the Company will be able to (i) retain the services of its executive officers and key management, with whom the Company has no employment agreements or (ii) recruit, develop and retain additional qualified management personnel. The Company does not maintain key man life insurance on any of its executive officers, although two of the parties to the Consolidation maintain such policies in the aggregate amount of $4.5 million on the life of Scott D. Dorfman, the beneficiaries of which are one of the parties to the Consolidation and the father of Scott D. Dorfman, respectively, the proceeds of which would be used to repay debt owed to them by the Company. After the Consolidation the Company intends that one of the policies, in the amount of $3.5 million, will be converted to name the Company as beneficiary. The business and prospects of the Company could be adversely affected if these persons do not continue in their key roles and the Company is unable to attract and retain qualified replacements.


 Consolidation

  In conjunction with the proposed Offering, Innotrac plans to consolidate the eight affiliated entities (the "Consolidation") that had previously conducted the business of the Company as an integrated business unit. The Consolidation will be effected simultaneously with, and as a condition to, the Offering. Innotrac has authorized 50,000,000 shares of Common Stock, $0.10 par value, and 10,000,000 shares of Preferred Stock, $0.10 par value. After the Consolidation, there will be an aggregate of 6,500,000 shares outstanding. On December 12, 1997, Innotrac effected a 70.58823 -for- 1 stock split resulting in 1,080,000 shares outstanding. Additionally, in exchange for their previous ownership interests, 5,420,000 shares of $0.10 par value common stock will be issued to the remaining entity owners pari-passu based on their relative value to the consolidated group except for the minority stockholder of RenTel and SellTel, whose ownership interests will be repurchased as scheduled prior to or effective with the Offering and in the fourth quarter of 1998, respectively. As noted below, two of the entities will make certain distributions of undistributed accumulated earnings (approximately $6,400,000) to their principals in conjunction with the Consolidation.

 Pro Forma Shareholders' Equity

  The pro forma shareholders' equity at December 31, 1997 gives effect to the proposed distribution of undistributed accumulated earnings of HomeTel ($2,400,000) and Providers LP ($4,000,000) in conjunction with the Consolidation. Because Providers LP is a partnership, this distribution is reflected as a reduction in Partners' Capital, whereas HomeTel's is reflected as a reduction in Retained Earnings as it is a corporation.

 Pro Forma Statement of Operations

  The pro forma statement of operations for the year ended December 31, 1997 gives effect to the Consolidation and the Offering as if they occurred on January 1, 1997. In conjunction with the Consolidation, HomeTel Providers, Inc., Providers LP, RenTel, RenTel #2, and SellTel #2 will lose their non C-corporation status for tax purposes. Accordingly, the pro forma income taxes reflect income taxes applied to pro forma earnings which give effect to the elimination of interest expense on certain borrowings assumed to be repaid with the net proceeds of the Offering at statutory rates. Pro forma net income reflects the impact of the aforementioned adjustments and pro forma earnings per share reflects the shares issued in conjunction with the Consolidation and the stock split (aggregate 6,500,000), the Offering (2,500,000), and 102,900 weighted average shares granted under the Stock Option Plan within the 12 months prior to the effective date of the Offering using the treasury stock method as if all shares had been outstanding for the entire period.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  As discussed in Note 1 to the combined financial statements, the historical combined financial statements include the financial statements of Innotrac, IELC, RenTel #1, SellTel #1, HomeTel, Providers Inc., RenTel #2, SellTel #2 and Providers L.P. Effective simultaneously with the Offering, the Companies will be reorganized and consolidated. For accounting purposes, Providers, L.P. will be deemed to be the acquiring entity. See "The Consolidation."

  The pro forma adjustments to the statements of operations for the year ended December 31, 1997 reflect (i) the Consolidation and (ii) the Offering and the use of net proceeds thereof, as if each of such transactions had occurred on January 1, 1997. The pro forma adjustments to the balance sheet reflect (i) the Consolidation and (ii) the Offering and the use of net proceeds thereof, as if each of such transactions had occurred on December 31, 1997.

  The pro forma financial information does not purport to represent what the Company's consolidated results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or consolidated results of future operations of Innotrac. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

           UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

                                         HISTORICAL  PRO FORMA     PRO FORMA
                                          COMBINED  ADJUSTMENTS   CONSOLIDATED
                                         ---------- -----------   ------------
Revenues net............................  $87,978     $   --        $87,978
Cost of revenues........................   67,986         --         67,986
                                          -------     -------       -------
Gross profit............................   19,992         --         19,992
                                          -------     -------       -------
Operating expenses:
 Selling, general and administrative
  expenses..............................   12,572         --         12,572
 Depreciation and amortization..........      631         --            631
                                          -------     -------       -------
    Total operating expenses............   13,203         --         13,203
                                          -------     -------       -------
Operating income........................    6,789         --          6,789
                                          -------     -------       -------
Other (income) expense:
  Interest expense......................    1,788      (1,742)(a)        46
  Other.................................      118         --            118
                                          -------     -------       -------
    Total other expense.................    1,906      (1,742)          164
                                          -------     -------       -------
Income before income taxes..............    4,883       1,742         6,625
Income tax benefit (provision)..........       77      (2,794)(b)    (2,717)
                                          -------     -------       -------
Net income..............................  $ 4,960     $(1,052)      $ 3,908
                                          =======     =======       =======
Weighted average number of shares.......                2,500 (c)
                                                        6,603 (d)     9,103
Net income per share....................                            $  0.43 (e)
                                                                    =======

--------
(a) Reflects the elimination of interest expense on the line of credit, bank note, and subordinated debt borrowings assumed to be repaid with the net proceeds of the Offering.

(b) Reflects the tax effect of Systems, Providers Inc., Providers, L.P., RenTel, RenTel #2 and SellTel #2 losing their non-C corporation status in conjunction with the Consolidation as well as the tax effects of (a) above.

(c) Reflects 2,500,000 shares being offered hereby.

(d) Reflects 1,080,000 shares of Innotrac (after the stock split) and 5,420,000 shares of the Company issued in conjunction with the Consolidation plus 102,900 shares granted under the Stock Option Plan within the 12 months prior to the effective date of the initial public offering using the "treasury stock" method as if all shares had been outstanding for all periods.

(e) Excludes the dividend accretion on redeemable capital stock of a subsidiary of approximately $87,000 or $(0.01) per share.

                UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET

                         AS OF DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

                                              PRO FORMA
                                             ADJUSTMENTS
                                        -----------------------
                                        CONSOLIDATION                PRO FORMA
                             HISTORICAL      AND                    CONSOLIDATED
                              COMBINED  DISTRIBUTION   OFFERING     AS ADJUSTED
                             ---------- -------------  --------     ------------
Cash and cash equivalents..   $   553      $   --      $  4,186 (d)   $ 4,739
Restricted cash............         0          --         5,339 (d)     5,339
Accounts receivable, net...    20,081          --           --         20,081
Inventory..................     2,936          --           --          2,936
Prepaids and other.........       759        3,321 (c)      --          4,080
                              -------      -------     --------       -------
    Total current assets...    24,329        3,321        9,525        37,175
                              -------      -------     --------       -------
Property and equipment,
 net.......................     7,609          --           --          7,609
                              -------      -------     --------       -------
Other assets, net..........       558          --           --            558
                              -------      -------     --------       -------
    Total assets...........   $32,496        3,321     $  9,525       $45,342
                              =======      =======     ========       =======
Accounts payable...........   $ 4,766      $   --      $    --        $ 4,766
Accrued expenses...........     8,441          --           --          8,441
Current portion of debt....       738          --          (727)(d)        11
Line of credit.............     8,545        6,400 (a)  (14,945)(d)         0
Other......................       318          --           --            318
                              -------      -------     --------       -------
    Total current
     liabilities...........    22,808        6,400      (15,672)       13,536
                              -------      -------     --------       -------
Subordinated debt..........     3,500          --        (3,500)(d)         0
Long-term debt.............       404          --          (388)(d)        16
Deferred income taxes......        40          285 (c)      --            325
                              -------      -------     --------       -------
    Total long-term
     liabilities...........     3,944          285       (3,888)          341
                              -------      -------     --------       -------
    Total liabilities......    26,752        6,685      (19,560)       13,877
                              -------      -------     --------       -------
Redeemable Capital Stock...       917          --          (390)(d)       527
                              -------      -------     --------       -------
Shareholders' equity:
  Partners' capital........     1,759       (4,000)(a)      --              0
                                             2,241 (b)      --
  Members' deficit.........      (490)         490 (b)      --              0
  Common stock.............         5          645 (b)      250 (d)       900
  Additional paid-in capi-
   tal.....................        14       (3,593)(b)   29,225 (d)    25,646
  Retained earnings........     3,539       (2,400)(a)      --          4,392
                                               217 (b)      --
                                             3,036 (c)      --
                              -------      -------     --------       -------
    Total shareholders'
     equity................     4,827       (3,364)      29,475        30,938
                              -------      -------     --------       -------
    Total liabilities and
     shareholders' equity..   $32,496      $ 3,321     $  9,525       $45,342
                              =======      =======     ========       =======

--------

(a) Reflects a distribution of $6.4 million of the undistributed earnings of Systems and Providers L.P.

(b) Reflects the Consolidation of the Company as described in "The Consolidation" including the reclassification of the portion of retained earnings attributable to the S corporations, and to additional paid-in-capital and the issuance of 5,420,000 shares of Common Stock as well as the 1,080,000 shares of Common Stock after the stock split.

(c) Reflects the recording of deferred tax assets and liabilities associated with the change in tax status to C corporation of Systems, Providers Inc., Providers L.P., RenTel, RenTel #2, and SellTel #2 in conjunction with the Consolidation. See "The Consolidation" for discussion.

(d) Reflects the issuance of 2,500,000 shares of common stock at an assumed offering price of $13.00 offered hereby and an increase in cash equal to the net proceeds less repayment of the borrowings under the line-of-credit facility ("LOC"), bank note, and the subordinated debt as well as the redemption of the redeemable capital stock of a subsidiary. Restricted cash represents the difference between borrowings under the LOC and the term note at December 31, 1997 and the anticipated amounts outstanding at closing. Remaining portion represents redeemable capital stock of a subsidiary (SellTel) to be redeemed in the fourth quarter of 1998.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
The Consolidation........................................................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Dilution.................................................................  16
Capitalization...........................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  26
Management...............................................................  35
Principal Shareholders...................................................  40
Certain Transactions.....................................................  41
Shares Eligible for Future Sale..........................................  42
Description of Capital Stock.............................................  43
Underwriting.............................................................  46
Legal Matters............................................................  47
Experts..................................................................  47
Additional Information...................................................  47
Index to Financial Statements............................................ F-1

 UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY RE-QUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                               2,500,000 SHARES

                                    [LOGO]

                                   INNOTRAC
                                  CORPORATION

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                               J.C.Bradford&Co.

                            Wheat First Union

                                    , 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of the fees and expenses (other than the underwriting discount) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock in the Offering.

      Securities and Exchange Commission Registration Fee.......... $ 11,873.75
      NASD Filing Fees.............................................    4,525.00
      Nasdaq National Market Filing Fees...........................   40,000.00
      Blue Sky Fees and Expenses...................................    5,000.00
      Printing and Engraving Expenses..............................  135,000.00
      Legal Fees and Expenses......................................  250,000.00
      Accounting Fees and Expenses.................................  165,000.00
      Transfer Agent Fees and Expenses.............................    3,100.00
      Miscellaneous................................................  135,501.25
                                                                    -----------
          Total.................................................... $750,000.00
                                                                    ===========

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following persons or entities will be issued the following number of shares of Common Stock of the Registrant in the Consolidation as of the effective date of the Registration Statement in consideration of each person's or entity's equity interests in one of the eight companies involved in the Consolidation. Such shares will be issued in a private placement made pursuant to Section 4(2) of the Securities Act of 1933. The Registrant has not issued any other shares since December 1994.

NAME                        NO. SHARES CONSIDERATION
----                        ---------- ---------------------------------------
Scott D. Dorfman            4,989,428  1,000 shares of HomeTel Providers, Inc.
                                       95.5 shares of HomeTel Systems, Inc.
                                       1,000 shares of IELC, Inc.
                                       90 shares of RenTel #1, Inc.
                                       990 shares of RenTel #2, L.L.C.
                                       90 shares of SellTel #1, Inc.
                                       990 shares of RenTel #2, L.L.C.
ITC Service Company           353,846  10% limited partnership interest in
                                        HomeTel Providers Partners, L.P.
Susan Mary Trotochaud             493  10 shares in RenTel #2, L.L.C.
Custodianship for              25,411  1.5 shares of HomeTel Systems, Inc.
 Bradley H. Dorfman
                                       50 shares of SellTel #2, L.L.C.
Custodianship for Brent M.     25,411  1.5 shares of HomeTel Systems, Inc.
 Dorfman
                                       50 shares of SellTel #2, L.L.C.
Custodianship for Jesse E.     25,411  1.5 shares of HomeTel Systems, Inc.
 Dorfman
                                       50 shares of SellTel #2, L.L.C.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1    Form of Underwriting Agreement between the Representatives of the
         Underwriters and the Registrant**
  3.1    Amended and Restated Articles of Incorporation of the Registrant, as
         amended**
  3.2    Amended and Restated By-laws of the Registrant*
  4.1    Form of Common Stock Certificate of the Registrant**
  4.2    Rights Agreement between Registrant and Reliance Trust Company as
         Rights Agent, dated as of December 31, 1997**
  5      Opinion of Kilpatrick Stockton LLP**
 10.1    Acquisition Agreement by and among the Registrant, SellTel #1, Inc.,
         RenTel #1, Inc., IELC, Inc., HomeTel Systems, Inc., HomeTel Providers
         Inc., Rentel #2, L.L.C., SellTel #2, L.L.C., HomeTel Providers
         Partners, L.P., ITC Service Company, Scott D. Dorfman, Susan Mary
         Trotochaud, as Custodian For Bradley H. Dorfman, Brent M. Dorfman And
         Jesse E. Dorfman, and Susan Mary Trotochaud, dated December 15, 1997*
 10.2(a) Stock Option and Incentive Award Plan*
     (b) Amendment No. 1 to Stock Option and Incentive Award Plan**
 10.3    Amended and Restated Loan and Security Agreement by and among the
         Registrant, HomeTel Systems Inc., IELC, Inc., RenTel #1, Inc., RenTel
         #2, L.L.C., SellTel #1, Inc., SellTel #2, L.L.C., HomeTel Providers
         Partners, L.P. and SouthTrust Bank, N.A., dated December 5, 1997*
 10.4    Equipment Negotiation and Referral Agreement between BellSouth
         Telecommunications, Inc. and the Registrant, effective May 1, 1995*+
 10.5    Form of Indemnification Agreements entered into as of December 11,
         1997, by and between the Registrant and each of Messrs. Scott D.
         Dorfman, David L. Ellin, Donald L. Colter, Jr., John H. Nichols III,
         Bruce V. Benator, Martin J. Blank, Campbell B. Lanier, III and William
         H. Scott, III*
 10.6    Loan and Security Agreement by and between HomeTel Providers Partners,
         L.P. and ITC Holding Company, Inc. dated as of April 11, 1994*
 10.7    Lease, dated April 1, 1996, by and between Weeks Realty, L.P. and the
         Registrant*
 10.8    Lease, dated December 8, 1997, by and between Weeks Development
         Partnership and the Registrant**
 10.9    Split Dollar Life Insurance Agreement, dated July 10, 1997, by and between the Registrant, Bruce V. Benator, as Trustee of The Scott
         David Dorfman Family Trust #2, and Scott David Dorfman**
 10.10   Innotrac Corporation Deferred Compensation Plan, effective as of
         October 16, 1997**
 10.11   Grantor Trust Agreement dated October 16, 1997, by and between the
         Registrant and Wachovia Bank, N.A.**
 23.1    Consent of Kilpatrick Stockton LLP, included in Exhibit 5**
 23.2    Consent of Arthur Andersen LLP**
 24      Power of attorney (on signature page)*
 27      Financial Data Schedule**

--------

 * Previously filed

** Filed herewith
+ Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406(b)(2) under the Securities Act. In accordance with Rule 406(b)(2), these confidential portions have been omitted from this exhibit and filed separately with the Commission.

  (B) FINANCIAL STATEMENT SCHEDULES

  Schedule II--Valuation and Qualifying Accounts

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on the 10th day of February, 1998.

                                          INNOTRAC CORPORATION

                                                   /s/ Scott D. Dorfman
                                          By:__________________________________
                                                     SCOTT D. DORFMAN
                                                    CHAIRMAN, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons on the 10th day of February, 1998, in the capacities indicated.


             SIGNATURES                             POSITION

        /s/ Scott D. Dorfman              Chairman, President and
-------------------------------------      Chief Executive Officer
          Scott D. Dorfman                 (Principal Executive
                                           Officer)


               *                          Senior Vice President,
-------------------------------------      Secretary, Chief Operating
           David L. Ellin                  Officer and Director


               *                          Vice President--Business
-------------------------------------      Development and Director
           Larry C. Hanger


               *                          Vice President and Chief
-------------------------------------      Financial Officer
        John H. Nichols, III               (Principal Financial and
                                           Accounting Officer)


             SIGNATURES                             POSITION
               *                                    Director
-------------------------------------
          Bruce V. Benator


               *                                    Director
-------------------------------------
           Martin J. Blank


               *                                    Director
-------------------------------------
       Campbell B. Lanier, III


               *                                    Director
-------------------------------------
        William H. Scott, III


*By:    /s/ Scott D. Dorfman
   --------------------------------
         as attorney-in-fact

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

  We have audited, in accordance with generally accepted auditing standards, the combined financial statements of INNOTRAC CORPORATION (a Georgia corporation), IELC, INC. (a Georgia corporation), RENTEL #1, INC. (a Georgia corporation), SELLTEL #1, INC. (a Georgia corporation), HOMETEL SYSTEMS, INC. (a Georgia corporation), HOMETEL PROVIDERS, INC. (a Georgia corporation), RENTEL #2, LLC (a Georgia limited liability company), SELLTEL #2, LLC (a Georgia limited liability company) and HOMETEL PROVIDERS PARTNERS, L.P. (a Georgia limited partnership) included in this Registration Statement and have issued our report thereon dated January 26, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia

January 26, 1998

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                             (AMOUNTS IN THOUSANDS)

                                       ADDITIONS
                          BALANCE  ------------------
                            AT     CHARGED CHARGED TO
                         BEGINNING   TO      OTHER                 BALANCE AT END
      DESCRIPTION        OF PERIOD INCOME   ACCOUNTS  DEDUCTIONS     OF PERIOD
      -----------        --------- ------- ---------- ----------   --------------
Provision for
 uncollectible accounts
 1997...................  $4,141   $7,750    $0.00     $(6,833)(1)     $5,058
 1996...................  $2,552   $5,841    $0.00     $(4,252)(1)     $4,141
 1995...................    $575   $3,043    $0.00     $(1,066)(1)     $2,552

--------

Notes:
(1) Represents write-off of accounts considered to be uncollectible, less recoveries of amounts previously written off.

                                       ADDITIONS
                          BALANCE  ------------------
                            AT     CHARGED CHARGED TO
                         BEGINNING   TO      OTHER                 BALANCE AT END
      DESCRIPTION        OF PERIOD INCOME   ACCOUNTS  DEDUCTIONS     OF PERIOD
      -----------        --------- ------- ---------- ----------   --------------
Provision for returns
 and allowances
 1997...................   $101    $6,327    $0.00     $(5,779)(1)      $649
 1996...................     $0    $3,536    $0.00     $(3,435)(1)      $101
 1995...................     $0        $0    $0.00          $0 (1)        $0

--------

Notes:

(1) Represents write-off of accounts considered to be uncollectible, less recoveries of amounts previously written off.

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1    Form of Underwriting Agreement between the Representatives of the
         Underwriters and the Registrant**
  3.1    Amended and Restated Articles of Incorporation of the Registrant, as
         amended**
  3.2    Amended and Restated By-laws of the Registrant*
  4.1    Form of Common Stock Certificate of the Registrant**
  4.2    Rights Agreement between Registrant and Reliance Trust Company as
         Rights Agent, dated as of December 31, 1997**
  5      Opinion of Kilpatrick Stockton LLP**
 10.1    Acquisition Agreement by and among the Registrant, SellTel #1, Inc.,
         RenTel #1, Inc., IELC, Inc., HomeTel Systems, Inc., HomeTel Providers
         Inc., Rentel #2, L.L.C., SellTel #2, L.L.C., HomeTel Providers
         Partners, L.P., ITC Service Company, Scott D. Dorfman, Susan Mary
         Trotochaud, as Custodian For Bradley H. Dorfman, Brent M. Dorfman And
         Jesse E. Dorfman, and Susan Mary Trotochaud, dated December 15, 1997*
 10.2(a) Stock Option and Incentive Award Plan*
     (b) First Amendment to Stock Option and Incentive Award Plan**
 10.3    Amended and Restated Loan and Security Agreement by and among the
         Registrant, HomeTel Systems Inc., IELC, Inc., RenTel #1, Inc., RenTel
         #2, L.L.C., SellTel #1, Inc., SellTel #2, L.L.C., HomeTel Providers
         Partners, L.P. and SouthTrust Bank, N.A., dated December 5, 1997*
 10.4    Equipment Negotiation and Referral Agreement between BellSouth
         Telecommunications, Inc. and the Registrant, effective May 1, 1995*+
 10.5    Form of Indemnification Agreements entered into as of December 11,
         1997, by and between the Registrant and each of Messrs. Scott D.
         Dorfman, David L. Ellin, Donald L. Colter, Jr., John H. Nichols III,
         Bruce V. Benator, Martin J. Blank, Campbell B. Lanier, III and William
         H. Scott, III*
 10.6    Loan and Security Agreement by and between HomeTel Providers Partners,
         L.P. and ITC Holding Company, Inc. dated as of April 11, 1994*
 10.7    Lease, dated April 1, 1996, by and between Weeks Realty, L.P. and the
         Registrant*
 10.8    Lease, dated December 8, 1997, by and between Weeks Development
         Partnership and the Registrant**
 10.9    Split Dollar Life Insurance Agreement, dated July 10, 1997, by and between the Registrant, Bruce V. Benator, as Trustee of The Scott
         David Dorfman Family Trust #2, and Scott David Dorfman**
 10.10   Innotrac Corporation Deferred Compensation Plan, effective as of
         October 16, 1997**
 10.11   Grantor Trust Agreement, dated October 16, 1997, by and between the
         Registrant and Wachovia Bank, N.A.**
 23.1    Consent of Kilpatrick Stockton LLP, included in Exhibit 5**
 23.2    Consent of Arthur Andersen LLP**
 24      Power of attorney (on signature page)*
 27      Financial Data Schedule**

--------

 * Previously filed

** Filed herewith

+ Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406(b)(2) under the Securities Act. In accordance with Rule 406(b)(2), these confidential portions have been omitted from this exhibit and filed separately with the Commission.